UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

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TG THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TG THERAPEUTICS, INC.

3020 Carrington Mill Blvd, Suite 475

Morrisville, NC 27560

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of TG Therapeutics, Inc. (“TG” or the “Company”) to be held on June 14, 2023 at 9:30 a.m. Eastern Time. The Annual Meeting will be completely virtual and conducted by means of a live webcast as described below, which can be accessed at www.virtualshareholdermeeting.com/TGTX2023 when you enter your control number included with the Notice of Internet Availability or proxy card. At the Annual Meeting, stockholders will be asked to (i) elect six directors for a term of one year, (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023, (iii) approve, on an advisory basis, the compensation of our named executive officers, (iv) approve an amendment to the Company’s amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), to increase the number of authorized shares of common stock, par value $0.001 per share (“Common Stock”) from 175,000,000  to 200,000,000; and (v) transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof. You will also have the opportunity to ask questions and make comments at the Annual Meeting.

In accordance with the rules and regulations of the Securities and Exchange Commission, we are furnishing our proxy statement and annual report to stockholders for the year ended December 31, 2022 on the internet. Our “Important Notice Regarding the Availability of Proxy Materials,” was mailed on or about May 1, 2023. That notice describes how you can obtain our proxy statement and annual report online. In addition, that notice provides instructions for how to receive paper copies of our proxy statement and annual report upon request.

It is important that your stock be represented at the Annual Meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by marking our proxy card and returning it as directed. If you do attend the Annual Meeting virtually and wish to vote live during the Annual Meeting, you may revoke your proxy at the Annual Meeting.

If you have any questions about the proxy statement or our annual report, please contact Sean A. Power, our Chief Financial Officer at (212) 554-4484 or via email at shareholders@tgtxinc.com.

We look forward to seeing you at the Annual Meeting.

Sincerely,
/s/ Michael S. Weiss
Michael S. Weiss
Chairman, Chief Executive Officer and President

May 1, 2023
Morrisville, North Carolina

TG THERAPEUTICS, INC.

3020 Carrington Mill Blvd, Suite 475

Morrisville, NC 27560

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of TG Therapeutics, Inc. will be held virtually on June 14, 2023, at 9:30 a.m. Eastern Time. You may attend the webcast of the Annual Meeting via the internet at www.virtualshareholdermeeting.com/TGTX2023 when you enter your control number included with the Notice of Internet Availability or proxy card. Instructions on how to attend and participate in the Annual Meeting via the webcast are posted on www.virtualshareholdermeeting.com/TGTX2023. You will be able to vote your shares by following the instructions on the website and ask questions by using the question box on the virtual meeting platform.

At the Annual Meeting, stockholders will consider and act on the following items:

1.	Elect six directors for a term of one year;
2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023;
3.	An advisory vote to approve the compensation of our named executive officers;
4.	Approve an amendment to our Certificate of Incorporation to increase the number of authorized shares Common Stock from 175,000,000 to 200,000,000; and
5.	Transact any other business that may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

Only those stockholders of record as of the close of business on April 17, 2023, are entitled to vote at the Annual Meeting or any postponements or adjournments thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be made available electronically upon request. A complete list of stockholders entitled to vote at the Annual Meeting will be available for review during the Annual Meeting by following the instructions posted at www.virtualshareholdermeeting.com/TGTX2023 and entering your control number included with the Notice of Internet Availability or proxy card.

YOUR VOTE IS IMPORTANT!

Instructions on how to vote your shares via the internet are contained on the “Important Notice Regarding the Availability of Proxy Materials,” which was mailed on or about May 1, 2023. Instructions on how to obtain a paper copy of our proxy statement and annual report to stockholders for the year ended December 31, 2022 are listed on the “Important Notice Regarding the Availability of Proxy Materials.” These materials can also be viewed online by following the instructions listed on the “Important Notice Regarding the Availability of Proxy Materials.”

If you choose to receive a paper copy of our proxy statement and annual report, you may vote your shares by completing and returning the proxy card that will be enclosed.

Submitting your proxy does not affect your right to vote if you decide to attend the Annual Meeting. You are urged to submit your proxy as soon as possible, regardless of whether or not you expect to attend the Annual Meeting. You may revoke your proxy at any time before it is voted at the Annual Meeting by (i) delivering written notice to our

Corporate Secretary, Sean A. Power, at our address above, (ii) submitting a later dated proxy card, (iii) voting again via the internet as described in the “Important Notice Regarding the Availability of Proxy Materials,” or (iv) attending the virtual Annual Meeting and voting live during the Annual Meeting. No revocation under (i) or (ii) will be effective unless written notice or the proxy card is received by our Corporate Secretary at or before the Annual Meeting.

When you submit your proxy, you authorize Michael S. Weiss and Sean A. Power to vote your shares at the Annual Meeting and on any postponements or adjournments of the Annual Meeting in accordance with your instructions.

By Order of the Board of Directors,
/s/ Sean A. Power
Sean A. Power
Corporate Secretary

May 1, 2023
Morrisville, North Carolina

TG THERAPEUTICS, INC.

3020 Carrington Mill Blvd, Suite 475

Morrisville, NC 27560

PROXY STATEMENT

This proxy statement is being made available via internet access, beginning on or about May 1, 2023, to the owners of shares of common stock of TG Therapeutics, Inc. (the “Company,” “our,” “we,” or “TG”) as of April 17, 2023, in connection with the solicitation of proxies by our Board of Directors for our 2023 Annual Meeting of Stockholders (the “Annual Meeting”). On or about May 1, 2023, we sent an “Important Notice Regarding the Availability of Proxy Materials” to our stockholders. If you received this notice by mail, you will not receive by mail our proxy statement and annual report to stockholders for the year ended December 31, 2022. If you would like to receive a printed copy of our proxy statement, annual report and proxy card, please follow the instructions for requesting such materials in the notice. Upon request, we will promptly mail you paper copies of such materials free of charge.

The Annual Meeting will be held by live webcast on June 14, 2023, at 9:30 a.m. Eastern Time. You may access the meeting via the internet at www.virtualshareholdermeeting.com/TGTX2023 when you enter your control number included with the Notice of Internet Availability or proxy card. Our Board of Directors encourages you to read this document thoroughly and take this opportunity to vote, via proxy, on the matters to be decided at the Annual Meeting. As discussed below, you may revoke your proxy at any time before your shares are voted at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive an “Important Notice Regarding the Availability of Proxy Materials?”
A.	In accordance with Securities and Exchange Commission (“SEC”) rules, instead of mailing a printed copy of our proxy materials, we may send an “Important Notice Regarding the Availability of Proxy Materials” to stockholders. All stockholders will have the ability to access the proxy materials on a website referred to in the notice or to request a printed set of these materials at no charge. You will not receive a printed copy of the proxy materials unless you specifically request one from us. Instead, the notice instructs you as to how you may access and review all of the important information contained in the proxy materials via the internet and submit your vote via the internet.
Q:	When is the Annual Meeting?
A.	The Annual Meeting will be held at 9:30 a.m., Eastern Time, on Wednesday, June 14, 2023.
Q:	Where will the Annual Meeting be held?
A.	The Annual Meeting will be held virtually by means of a live webcast which can be accessed at www.virtualshareholdermeeting.com/TGTX2023 when you enter your control number included with the Notice of Internet Availability or proxy card.
Q:	What is the purpose of the Annual Meeting?
A.	At the Annual Meeting, our stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders accompanying this proxy statement, including (i) electing six directors for a term of one year; (ii) ratifying the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023; (iii) approving an advisory vote on the compensation of our named executive officers; (iv) approving an amendment to our Certificate of Incorporation to increase the number of authorized shares Common Stock from 175,000,000 to 200,000,000; and (v) transacting any other business that may properly come before the 2023 Annual Meeting or any postponement or adjournment thereof.
Q:	Who is entitled to vote at our Annual Meeting?
B.	The record holders of our common stock at the close of business on April 17, 2023 (the “Record Date”), may vote at the Annual Meeting. Each share of common stock is entitled to one vote. There were 149,396,038 shares of common stock outstanding on the Record Date and entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting, including the address of and number of shares held by each stockholder of record, will be made available for your inspection upon request. A complete list of stockholders entitled to vote at the Annual Meeting will be available for review during the Annual Meeting by following the instructions posted at www.virtualshareholdermeeting.com/TGTX2023 and entering your control number included with the Notice of Internet Availability or proxy card.
Q:	How many votes do I have?
A.	On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.
Q:	How do I vote?
A.	You may vote during the Annual Meeting by following the instructions posted at www.virtualshareholdermeeting.com/TGTX2023 and entering your control number included with the Notice of Internet Availability or proxy card, by use of a proxy card if you receive a printed copy of our proxy materials, via internet as directed in our “Important Notice Regarding the Availability of Proxy Materials,” or by telephone as indicated in the proxy card.

Q:	What if I have technical difficulties or trouble accessing the virtual Annual Meeting?
A.	We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number located on the meeting page. Technical support will be available starting at 9:15 a.m. Eastern Time on June 14, 2023.
Q:	What is a proxy?
A.	A proxy is a person you appoint to vote your shares on your behalf. If you are unable to virtually attend the Annual Meeting, our Board of Directors is seeking your appointment of a proxy so that your shares may be voted. If you vote by proxy, you will be designating Michael S. Weiss, our Chairman, Chief Executive Officer and President, and Sean A. Power, our Chief Financial Officer, Treasurer and Corporate Secretary, as your proxies. Mr. Weiss and/or Mr. Power may act on your behalf and have the authority to appoint a substitute to act as your proxy.
Q:	How will my shares be voted if I vote by proxy?
A.	Your proxy will be voted according to the instructions you provide. If you complete and submit your proxy but do not otherwise provide instructions on how to vote your shares, your shares will be voted (i) “FOR” the individuals nominated to serve as members of our Board of Directors, (ii) “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023, (iii) “FOR” the advisory vote to approve the compensation of our named executive officers, and (iv) “FOR” approving an amendment to our Certificate of Incorporation to increase the number of authorized shares Common Stock from 175,000,000 to 200,000,000. Presently, our Board does not know of any other matter that may come before the Annual Meeting. However, your proxies are authorized to vote on your behalf, using their discretion, on any other business that properly comes before the Annual Meeting.
Q:	How do I revoke my proxy?
A.	You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:
●	delivering written notice to our Corporate Secretary, Sean A. Power, at our address above or via email at shareholders@tgtxinc.com;
●	submitting a later dated proxy card or voting again via the internet as described in the “Important Notice Regarding the Availability of Proxy Materials”; or
●	attending the virtual Annual Meeting and voting live during the meeting by following the instructions posted at www.virtualshareholdermeeting.com/TGTX2023.
Q:	Is my vote confidential?
A.	Yes. All votes remain confidential.
Q:	How are votes counted?
A.	Before the Annual Meeting, our Board of Directors will appoint one or more inspectors of election for the Annual Meeting. The inspector(s) will determine the number of shares represented at the Annual Meeting, the existence of a quorum and the validity and effect of proxies. The inspector(s) will also receive, count, and tabulate ballots and votes and determine the results of the voting on each matter that comes before the Annual Meeting. Abstentions and votes withheld, and shares represented by proxies reflecting abstentions or votes withheld, will be treated as present for purposes of determining the existence of a quorum at the Annual Meeting. They will not be considered as votes “for” or “against” any matter for which the stockholder has indicated their intention to abstain or withhold their vote. Broker or nominee non-votes, which occur when shares held in “street name” by brokers or nominees who indicate that they do not have discretionary authority to vote on a particular matter, will not be considered as votes “for” or “against”

that particular matter. Broker and nominee non-votes will be treated as present for purposes of determining the existence of a quorum, and may be entitled to vote on certain matters at the Annual Meeting.

Broker non-votes occur when shares are held indirectly through a broker, bank or other nominee or intermediary on behalf of a beneficial owner (referred to as held in “street name”) and the broker submits a proxy but does not vote for a matter because the broker has not received voting instructions from the beneficial owner and (i) the broker does not have discretionary voting authority on the matter or (ii) the broker chooses not to vote on a matter for which it has discretionary voting authority. Pursuant to the New York Stock Exchange, which govern voting matters at the Annual Meeting, brokers are permitted to exercise discretionary voting authority only on “routine” matters when voting instructions have not been timely received from a beneficial owner.

The only matter up for vote at the Annual Meeting that is considered to be “routine” is the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023. Brokers that hold your shares, therefore, have discretionary authority to vote your shares on this matter unless they receive instructions from you on this matter.

Q:	What constitutes a quorum at the Annual Meeting?
A.	In accordance with Delaware law (the law under which we are incorporated) and our Bylaws, the presence at the Annual Meeting, by proxy or virtually in person, of the holders of a majority of the outstanding shares of the capital stock entitled to vote at the Annual Meeting constitutes a quorum, thereby permitting the stockholders to conduct business at the Annual Meeting. Abstentions, votes withheld, and broker or nominee non-votes will be included in the calculation of the number of shares considered present at the Annual Meeting for purposes of determining the existence of a quorum.

If a quorum is not present at the Annual Meeting, a majority of the stockholders present virtually in person and by proxy may adjourn the meeting to another date. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting by our Board, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the originally called Annual Meeting.

Q:	What vote is required to elect our directors for a one-year term?
A.	The affirmative vote of a plurality of the votes of the shares present, virtually in person or by proxy, at the Annual Meeting is required for the election of each of the nominees for director. “Plurality” means that the nominees receiving the largest number of votes up to the number of directors to be elected at the Annual Meeting will be duly elected as directors. Abstentions, votes withheld, and broker or nominee non-votes will not affect the outcome of director elections.
Q:	How will the outcome of the advisory vote to approve the compensation of our named executive officers be determined?
A.	The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required to adopt the advisory vote to approve the compensation of our named executive officers. Abstentions and votes withheld will have the same effect as a negative vote. However, broker or nominee non-votes, and shares represented by proxies reflecting broker or nominee non-votes, will not have the effect of a vote against this proposal as they are not considered to be present and entitled to vote on this matter.
Q:	What vote is required to ratify KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023?
A.	The affirmative vote of a majority of the shares present, virtually in person or by proxy, and entitled to vote at the Annual Meeting is required to approve the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023. Abstentions will have the same effect as a negative vote.

Q:	What vote is required to approve the amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 175,000,000 to 200,000,000?
A.	The affirmative vote of a majority of our outstanding Common Stock entitled to vote at the Annual Meeting is required to approve the amendment of our Certificate of Incorporation. Abstentions, votes withheld, and broker or nominee non-votes will have the same effect as a negative vote.
Q:	What percentage of our outstanding common stock do our directors and executive officers own?
A.	As of our Record Date of April 17, 2023, our directors and executive officers owned, or have the right to acquire, approximately 9% of our outstanding common stock. See the discussion under the heading “Stock Ownership of Our Directors, Executive Officers, and 5% Beneficial Owners” on page 34 for more details.
Q:	Who was our independent public accountant for the year ending December 31, 2022? Will they be represented at the Annual Meeting?
A.	KPMG LLP is the independent registered public accounting firm that audited our financial statements for the year ending December 31, 2022. We expect a representative of KPMG LLP to be present virtually at the Annual Meeting. The representative will have an opportunity to make statements and will be available to answer your questions.
Q:	How can I obtain a copy of our annual report on Form 10‑K?
A.	We have filed our annual report on Form 10-K for the year ended December 31, 2022, with the SEC. You may obtain, free of charge, a copy of our annual report on Form 10-K, including financial statements and exhibits, by writing to our corporate secretary, Sean A. Power, or by email at shareholders@tgtxinc.com. Upon request, we will also furnish any exhibits to the annual report on Form 10-K as filed with the SEC.

CORPORATE GOVERNANCE

Our Board of Directors

Our Bylaws provide that the Board shall consist of one or more members, as determined from time to time by resolution of the Board. Currently, our Board consists of six members. The following individuals are being nominated to serve on our Board (See “Proposal 1 – Election of Directors; Nominees”):

Name	Age	Position	Director Since
Michael S. Weiss	57	Chairman, Chief Executive Officer and President	2011
Laurence N. Charney	76	Lead Independent Director	2012
Yann Echelard	59	Director	2012
Kenneth Hoberman	58	Director	2014
Daniel Hume	56	Director	2015
Sagar Lonial, MD	56	Director	2020

The Board does not have a formal policy regarding the separation of the roles of Chief Executive Officer and Chairman, as the Board believes that it is in the best interests of the Company to make that determination based on the direction of the Company and the current membership of the Board. The Board has determined that having a director who is an executive officer serve as the Chairman is in the best interest of the Company’s stockholders at this time. In addition, our Board has a Lead Independent Director who is responsible for presiding at regular executive sessions of the independent directors, leading annual independent director evaluations of the Chairman and Chief Executive Officer, and serving as a liaison between the Chairman and Chief Executive Officer and the independent directors.

TG has a risk management program overseen by Michael S. Weiss, our Chairman, Chief Executive Officer and President, and the Board. Mr. Weiss and management identify material risks and prioritize them for our Board. Our Board regularly reviews information regarding our credit, liquidity, operations, and compliance as well as the risks associated with each.

The following biographies set forth the names of our directors and director nominees, their ages, the year in which they first became directors, their positions with us, their principal occupations and employers for at least the past five years, any other directorships held by them during the past five years in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), or any company registered as an investment company under the Investment Company Act of 1940, as well as additional information, all of which we believe sets forth each director nominee’s qualifications to serve on the Board. There is no family relationship between and among any of our executive officers or directors. There are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any of them are elected as an officer or director, except as disclosed below.

TG adheres to the corporate governance standards adopted by The Nasdaq Stock Market (“Nasdaq”). Nasdaq rules require our Board to make an affirmative determination as to the independence of each director. Consistent with these rules, our Board undertook its annual review of director independence on March 1, 2023. During the review, our Board considered relationships and transactions during 2023 and during the past three fiscal years between each director or any member of his immediate family, on the one hand, and the Company and our subsidiaries and affiliates, on the other hand. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. Based on this review, our Board determined that Yann Echelard, Laurence Charney, Kenneth Hoberman, Daniel Hume and Dr. Sagar Lonial are independent under the criteria established by Nasdaq and our Board.

Michael S. Weiss, 57, has served as TG’s Chairman, President and CEO since December 2011. Mr. Weiss is also currently a director of the Company. From 2002 to 2009, Mr. Weiss was the Chairman and Chief Executive Officer of Keryx Biopharmaceuticals, Inc. Mr. Weiss began his professional career as a lawyer with Cravath, Swaine & Moore LLP. He earned his J.D. from Columbia Law School and his B.S. in Finance from The University at Albany. Based on Mr. Weiss’s biotechnology and pharmaceutical industry experience, as well as his extensive management experience, the Board of Directors believes that Mr. Weiss has the appropriate set of skills to serve as a member of the Board. Mr. Weiss also serves as a Director and Executive Vice Chairman, Strategic Development of Fortress Biotech, Inc., and as Chairman of the Board of Directors of Mustang Bio, Inc., and of Checkpoint Therapeutics, Inc. Additionally, Mr. Weiss co-founded and served as Co-Portfolio Manager and Managing Partner of Opus Point Partners, LLC from 2009 to 2019.

Laurence N. Charney, 76, has served on our Board since April 2012. Since 2007, Mr. Charney has served as a business strategist and financial advisor to Boards, CEOs and investors. Previously, from 1970 through June 2007, Mr. Charney was a senior audit partner at Ernst & Young, LLP, a registered public accounting firm, retiring as a practice leader in the Americas Quality and Risk Management Group. Mr. Charney currently serves as a director and audit committee chairman of Kenon Holdings Ltd. In addition, Mr. Charney previously served as a director and audit committee member of Pacific Drillings S.A, Marvel Entertainment, Inc., and other growth-oriented companies. In addition to his extensive experience on the boards of various corporate entities, Mr. Charney is also very active on the boards of several non-profit organizations. Mr. Charney graduated with a B.B.A. degree from Hofstra University and completed the Executive MBA in Business program at Columbia University. Based on Mr. Charney’s financial industry experience and in-depth understanding of our business, the Board of Directors believes that Mr. Charney has the appropriate set of skills to serve as a member of the Board.

Yann Echelard, 59, has served on our Board since November 2012. Dr. Echelard, current Operating Partner at Flagship Pioneering, has over 30 years of research and biopharmaceutical experience. Dr. Echelard holds a Ph.D. from Université de Montréal and has completed post-doctoral studies at Ludwig Institute of Cancer Research in Montreal (McGill University). As a visiting scientist at the Roche Institute and at Harvard University (Developmental Biology), he had a key role in the isolation and characterization of the Hedgehog genes, the first identified vertebrate morphogens. From 1994 to 2010, he progressed through various positions of increasing responsibility at Genzyme Transgenics Corporation and at GTC Biotherapeutics, including Vice President of Research and Development. In 1998, he led the scientific team that first performed goat somatic cell nuclear transfer (cloning). Focusing on Corporate Development, Dr. Echelard spearheaded the creation of a collaborative Joint Venture with LFB Biotechnologies in 2006, developing recombinant plasma proteins and monoclonal antibodies. This close collaboration led to the acquisition of GTC Biotherapeutics, Inc. by LFB in December 2010. In January of 2013, Dr. Echelard became the President and Chief Executive Officer of rEVO Biologics, Inc., the successor of GTC Biotherapeutics, Inc., a position he held until April 2018. Since joining Flagship Pioneering in 2018, Dr. Echelard has successively served as Founding President of Ring Therapeutics, Cellarity, Laronde, ProFound Therapeutics, Ampersand biomedicine, during their Series A Phase. Based on Mr. Echelard’s biotechnology and pharmaceutical industry experience, as well as his extensive management experience, the Board of Directors believes that Mr. Echelard has the appropriate set of skills to serve as a member of the Board..

Kenneth Hoberman, 58, has served on our Board since December 2014. Mr. Hoberman is currently the Chief Operating Officer and Corporate Secretary of Stemline Therapeutics, Inc. where he is a key member of the founding team. Mr. Hoberman was instrumental in the company’s financings from early private, including institutional, rounds through the IPO and subsequent follow-on offerings. Mr. Hoberman originated and lead the acquisition of Stemline Therapeutics, Inc. by The Menari Group. He has extensive financial, accounting, investor relations, corporate governance and business development experience including M&A, strategic alliances and partnerships both domestic and international. Mr. Hoberman’s operational expertise includes regulatory oversight, human resources, manufacturing and clinical development. He was previously Vice President of Corporate and Business Development of Keryx Biopharmaceuticals, Inc., where he was instrumental in the success of the company. Mr. Hoberman helped to secure multiple sources of capital including over $200 million in equity investments through public and private offerings. He initiated and executed a $100 million strategic alliance and originated, negotiated and closed dozens of licensing and operational contracts, helping to grow the company’s market capitalization to over $1 billion. Mr. Hoberman also led the team that originated, in-licensed, and developed AuryxiaTM, which recently gained FDA approval. Mr. Hoberman is also very active on several boards, including Nuvectis Pharma (Nasdaq: NVCT). Mr. Hoberman received a B.S.B.A. in Finance from Boston University and completed post-baccalaureate studies at Columbia University. Based on Mr. Hoberman’s financial and pharmaceutical industry experience and in-depth understanding of our business, as well as his extensive management experience, the Board of Directors believes that Mr. Hoberman has the appropriate set of skills to serve as a member of the Board.

Daniel Hume, 56, has served as a member of our Board of Directors since June 2015. Mr. Hume is currently a managing partner at Kirby McInerney, LLP. Mr. Hume’s law practice focuses on securities law regulation, structured finance, antitrust, and civil litigation. Mr. Hume is member of the board of directors of for Lirum Therapeutics, a private biopharmaceutical company. Mr. Hume was recently a member of the boards of directors of Stemline Therapeutics Inc. (Nasdaq: STML), a late clinical stage biopharmaceutical company, and National Holdings Corporation (Nasdaq: NHLD), a financial services company, until those companies’ successful acquisitions. Mr. Hume is admitted to the New York State Bar and federal courts around the country, including the United States Supreme Court. Mr. Hume received a B.A. in philosophy and graduated magna cum laude from the State University of New York at Albany, and earned a J.D. from the Columbia University Law School, where he served as Notes Editor for the Columbia Journal of Environmental Law. We believe that Mr. Hume is qualified to serve on our Board of Directors due to his substantial financial and legal experience as well as his experience on several other Boards, some within the pharmaceutical industry.

Sagar Lonial, MD, 56, was nominated to serve as a member of our Board of Directors in April 2020. Dr. Sagar Lonial earned his medical degree from the University of Louisville School of Medicine. He completed his internship and residency at Baylor College of Medicine in Houston, Texas, followed by a fellowship in hematology and oncology at Emory University School of Medicine in Atlanta, Georgia. His previous laboratory work has focused on evaluating the impact of purified dendritic cell subsets on the nature of immune responses against antigen, and he has completed several trials evaluating the impact of cytokines on dendritic cell content and post-transplant immune recovery. More recently, Dr. Lonial has focused on combinations of novel agents as therapy for myeloma. He serves as Vice Chair of the Myeloma Committee in the Eastern Cooperative Oncology Group and as Myeloma editor for Clinical Lymphoma, Myeloma and Leukemia. He has received the Celgene Young Investigator Award, Indo American Cancer Association Lifetime Achievement Award, the COMY Multiple Myeloma Excellence Award for Clinical Science, and the Giants of Cancer Care inductee, and currently holds the Anne and Bernard Gray Family Chair in Cancer. Based on Dr. Lonial’s medical background and significant experience in oncology drug development, the Board of Directors believes that Dr. Lonial has the appropriate set of skills to serve as a member of the Board.

During 2022, our Board held seven meetings. Each incumbent director who served their full term and are standing for election attended at least 75% of the meetings of the Board of Directors and the meetings of those committees on which each incumbent director served, in each case during the period that such person was a director. The permanent committees established by our Board of Directors are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, descriptions of which are set forth in more detail below. Our directors are expected to attend each Annual Meeting of Stockholders, and it is our expectation that all of the directors standing for election will attend this year’s Annual Meeting. Last year, all of our directors attended the 2022 Annual Meeting of Stockholders.

Board Selection and Diversity

On August 6, 2021, the SEC approved amendments to the Listing Rules of NASDAQ related to board diversity. New Listing Rule 5605(f) (the “Diverse Board Representation Rule”) will require each NASDAQ-listed company, subject to certain exceptions, (1) to have at least one director who self-identifies as female, and (2) to have at least one director who self-identifies as Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, two or more races or ethnicities, or as LGBTQ+, or (3) to explain why the company does not have at least two directors on its board who self-identify in the categories listed above. In addition, new Listing Rule 5606 (the “Board Diversity Disclosure Rule”) requires each NASDAQ-listed company, subject to certain exceptions, to provide statistical information about the company’s current board of directors, in a uniform format, related to each director’s self-identified gender, race, and self-identification as LGBTQ+. We are not required to fully comply with the Diverse Board Representation Rule until 2025, and we believe we will meet the requirements of that rule by the applicable compliance date.

The table below provides certain highlights of the composition of our Board members. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of May 1, 2023)
Board Size:
Total Number of Directors	6
	Female	Male	Non-Binary	Did not Disclose Gender
Part I: Gender Identity
Directors	0	6	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	0	5	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did not Disclose Demographic Background	0

Communicating with the Board of Directors

Our Board has established a process by which stockholders can send communications to the Board. You may communicate with the Board as a group, or to specific directors, by writing to Sean A. Power, our Corporate Secretary, via email at shareholders@tgtxinc.com. The Corporate Secretary will review all such correspondence and regularly forward to the Board a summary of all correspondence and copies of all correspondence that deals with the functions of the Board or committees thereof or that otherwise requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of our Board and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters may be communicated in this manner, or may be submitted on an anonymous basis via e-mail at shareholders@tgtxinc.com. These concerns will be immediately brought to the attention of our Audit Committee and resolved in accordance with procedures established by our Audit Committee.

Audit Committee

The Audit Committee currently consists of Laurence N. Charney (Chairman), Yann Echelard, Daniel Hume and Kenneth Hoberman.

The Audit Committee held four meetings during the fiscal year ended December 31, 2022. The duties and responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee which was recently reviewed by our Audit Committee. Our Audit Committee determined that no revisions needed to be made to the charter at this time. A copy of the Charter of the Audit Committee is available on our website, located at www.tgtherapeutics.com. Among other matters, the duties and responsibilities of the Audit Committee include reviewing and monitoring our financial statements and internal accounting procedures, the selection of our independent registered public accounting firm and consulting with and reviewing the services provided by our independent registered public accounting firm. Our Audit Committee has sole discretion over the retention, compensation, evaluation and oversight of our independent registered public accounting firm.

The SEC and Nasdaq have established rules and regulations regarding the composition of audit committees and the qualifications of audit committee members. Our Board of Directors has examined the composition of our Audit Committee and the qualifications of our Audit Committee members in light of the current rules and regulations governing audit committees. Based upon this examination, our Board of Directors has determined that each member of our Audit Committee is independent and is otherwise qualified to be a member of our Audit Committee in accordance with the rules of the SEC and Nasdaq.

Additionally, the SEC requires that at least one member of the Audit Committee have a “heightened” level of financial and accounting sophistication. Such a person is known as the “audit committee financial expert” under the SEC’s rules. Our Board has determined that Mr. Charney is an “audit committee financial expert,” as the SEC defines that term, and is an independent member of our Board of Directors and our Audit Committee. Please see Mr. Charney’s biography on page 6 for a description of his relevant experience.

The report of the Audit Committee can be found on page 13 of this proxy statement.

Compensation Committee

The Compensation Committee held five meetings during the fiscal year ended December 31, 2022. The Compensation Committee’s meetings are held on a quarterly or more frequent basis, with written materials provided to the directors in advance. The Compensation Committee currently consists of all independent members of our Board of Directors, with Mr. Hoberman as chairman. The duties and responsibilities of the Compensation Committee are set forth in the Charter of the Compensation Committee. A copy of the Charter of the Compensation Committee is available on our website, located at www.tgtherapeutics.com. As discussed in its charter, among other things, the duties and responsibilities of the Compensation Committee include evaluating the performance of the Chief Executive Officer and our Chief Financial Officer, determining the overall compensation of the Chief Executive Officer and our Chief Financial Officer and administering all executive compensation programs, including, but not limited to, our incentive and equity-based plans. The Compensation Committee evaluates the performance of the Chief Executive Officer and our Chief Financial Officer on an annual basis and reviews and approves on an annual basis all compensation programs and awards relating to such officers. The Compensation Committee applies discretion in the determination of individual executive compensation packages to ensure compliance with the Company’s compensation philosophy. The Chief Executive Officer makes recommendations to the Compensation Committee with respect to the compensation packages for officers other than himself. The Compensation Committee may delegate its authority to grant awards to certain employees, and within specified parameters under the Company’s 2022 Incentive Plan, to a special committee consisting of one or more directors who may but need not be officers of the Company. As of May 1, 2023, however, the Compensation Committee had not delegated any such authority.

Nasdaq has established rules and regulations regarding the composition of compensation committees and the qualifications of compensation committee members. Our Board of Directors has examined the composition of our Compensation Committee and the qualifications of our Compensation Committee members in light of the current rules and regulations governing compensation committees. Based upon this examination, our Board of Directors has determined that each member of our Compensation Committee is independent and is otherwise qualified to be a member of our Compensation Committee in accordance with such rules.

The report of the Compensation Committee can be found on page 21 of this proxy statement. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation can be found in the Compensation Discussion and Analysis beginning on page 15 of this proxy statement.

Nominating and Corporate Governance Committee and Nominating Process

The Nominating and Corporate Governance Committee currently consists of Dr. Sagar Lonial, Yann Echelard and Daniel Hume, with Dr. Lonial as chairman. The Nominating and Corporate Governance Committee does not have a charter, but the Company does employ a Director Nominating Policy. The Nominating and Corporate Governance Committee (1) identifies qualified individuals to become members of our Board of Directors and recommend to our Board of Directors proposed nominees for Board membership using the criteria set forth in the Company’s Director Nomination Policy, available on our website, (2) recommends to our Board of Directors individuals to serve on each committee of our Board of Directors, (3) assesses our Board of Directors’ effectiveness and develop and implement the Company’s corporate governance guidelines, (4) monitors significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies, and (5) performs such other tasks as our Board of Directors may, from time to time, prescribe.

We identify potential nominees to serve as directors through a variety of business contacts, including current executive officers, directors, community leaders and stockholders. We may, to the extent they deem appropriate, retain a professional search firm and other advisors to identify potential nominees.

We will also consider candidates recommended by stockholders for nomination to our Board. A stockholder who wishes to recommend a candidate for nomination to our Board must submit such recommendation to our Corporate Secretary, Sean A. Power, via email at shareholders@tgtxinc.com. Any recommendation must be received not less than 60 calendar days nor more than 90 calendar days before the anniversary date of the previous year’s annual meeting. All stockholder recommendations of candidates for nomination for election to our Board must be in writing and must set forth the following: (i) the candidate’s name, age, business address, and other contact information, (ii) the number of shares of common stock beneficially owned by the candidate, (iii) a complete description of the candidate’s qualifications, experience, background and affiliations, as would be required to be disclosed in the proxy statement pursuant to Schedule 14A under the Exchange Act, (iv) a sworn or certified statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as director if elected, and (v) the name and address of the stockholder(s) of record making such a recommendation.

We believe that our Board as a whole should encompass a range of talent, skill, and expertise enabling it to provide sound guidance with respect to our operations and interests. If our Nominating and Corporate Governance Committee determines that a candidate is qualified to serve on our Board, such candidate is interviewed by at least one of the independent directors and our Chief Executive Officer. Other members of the Board also have an opportunity to interview qualified candidates. The independent directors then determine, based on the background information and the information obtained in the interviews, whether to recommend to the Board that the candidate be nominated for approval by the stockholders to fill a directorship. With respect to an incumbent director whom the independent directors are considering as a potential nominee for re-election, the independent directors review and consider the incumbent director’s service during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Board. The manner in which the independent directors evaluate a potential nominee will not differ based on whether the candidate is recommended by our directors or stockholders.

We consider the following qualifications, among others, when making a determination as to whether a person should be nominated to our Board: the independence of the director nominee; the nominee’s character and integrity; financial literacy; level of education and business experience, including experience relating to biopharmaceutical companies; whether the nominee has sufficient time to devote to our Board; and the nominee’s commitment to represent the long-term interests of our stockholders. We review candidates in the context of the current composition of the Board and the evolving needs of our business. We believe that each of the current members of our Board (who are also our director nominees) has the requisite business, biopharmaceutical, financial or managerial experience to serve as a member of the Board, as described above in their biographies under the heading “Our Board of Directors.” We also believe that each of the current members of our Board has other key attributes that are important to an effective board, including integrity, high ethical standards, sound judgment, analytical skills, and the commitment to devote significant time and energy to service on the Board and its committees.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code”), which applies to all of our directors and employees, including our principal executive officer and principal financial officer. The Code includes guidelines dealing with the ethical handling of conflicts of interest, compliance with federal and state laws, financial reporting, and our proprietary information. The Code also contains procedures for dealing with and reporting violations of the Code. We have posted our Code of Business Conduct and Ethics on our website, located at www.tgtherapeutics.com.

Policy Prohibiting Hedging and Speculative Trading

Pursuant to our Insider Trading Policy, our officers, directors, employees and consultants are prohibited from engaging in speculative trading, including hedging transactions or short sale transactions, with respect to Company securities.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

AND OTHER MATTERS

KPMG LLP served as the independent registered public accounting firm that audited our financial statements for the year ended December 31, 2022. We expect a representative of KPMG LLP to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be available to answer your questions.

Our Board has asked the stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm. See “Proposal Two: Ratification of Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm” on page 37 of this proxy statement. The Board has reviewed the fees described below and concluded that the payment of such fees is compatible with maintaining KPMG’s independence. All proposed engagements of KPMG LLP, whether for audit services, audit-related services, tax services, or permissible non-audit services, were pre-approved by our Audit Committee.

Audit Fees

During the fiscal years ended December 31, 2022 and 2021, KPMG LLP billed us an aggregate of approximately $725,000 and $640,000, respectively, in fees for the professional services rendered in connection with the audit of our annual financial statements included in our Annual Report on Form 10-K for those fiscal years, the audit of internal control over financial reporting for those fiscal years, and the review of our financial statements included in our Quarterly Reports on Form 10-Q during those fiscal years.

Audit-Related Fees

During the fiscal years ended December 31, 2022 and 2021, KPMG LLP billed us an aggregate of approximately $210,000 and $0, respectively for audit-related services reasonably related to the performance of the audits and reviews for those fiscal years, in addition to the fees described above under the heading “Audit Fees.”

Tax Fees

During the fiscal years ended December 31, 2022 and 2021, we were not billed by KPMG LLP for any fees for professional services rendered for tax compliance, tax advice, and tax planning services.

All Other Fees

During the fiscal years ended December 31, 2022 and 2021, KPMG LLP billed us an aggregate of approximately $2,730 and $3,580, respectively, in fees for services, other than those described above, rendered to us and our affiliates for those two fiscal years.

Pre-Approval of Services

Our Audit Committee has established a policy setting forth the procedures under which services provided by our independent registered public accounting firm will be pre-approved by our Audit Committee. The potential services that might be provided by our independent registered public accounting firm fall into two categories:

●	Services that are permitted, including the audit of our annual financial statements, the review of our quarterly financial statements, related attestations, benefit plan audits and similar audit reports, financial and other due diligence on acquisitions, and federal, state, and non-US tax services; and
●	Services that may be permitted, subject to individual pre-approval, including compliance and internal-control reviews, indirect tax services such as transfer pricing and customs and duties, and forensic auditing.

Services that our independent registered public accounting firm may not legally provide include such services as bookkeeping, certain human resources services, internal audit outsourcing, and investment or investment banking advice.

All proposed engagements of our independent registered public accounting firm, whether for audit services or permissible non-audit services, are pre-approved by the Audit Committee. We jointly prepare a schedule with our independent registered public accounting firm that outlines services which we reasonably expect we will need from our independent registered public accounting firm, and categorize them according to the classifications described above. Each service identified is reviewed and approved or rejected by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

In monitoring the preparation of our financial statements, the Audit Committee met with both management and KPMG LLP, our independent registered public accounting firm during the year ended December 31, 2022, to review and discuss all financial statements prior to their issuance and to discuss any and all significant accounting issues. Management and our independent registered public accounting firm advised the Audit Committee that each of the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included a discussion of the matters required to be discussed pursuant to Public Company Accounting Oversight Board (United States) Auditing Standard 1301 (Communication with Audit Committees). Auditing Standard 1301 requires our independent registered public accounting firm to discuss with the Audit Committee, among other things, the following:

●	Methods used to account for significant or unusual transactions;
●	The effect of any accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;
●	The process used by management to formulate sensitive accounting estimates and the basis for the independent registered public accounting firm’s conclusion regarding the reasonableness of any such estimates; and
●	Any disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures necessary in the financial statements.

The Audit Committee has discussed the independence of KPMG LLP, our independent registered public accounting firm for the year ended December 31, 2022, including the written disclosures made by KPMG LLP to the Audit Committee, as required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence.” PCAOB Rule 3526 requires the independent registered public accounting firm to (i) disclose in writing all relationships that, in the independent registered public accounting firm’s professional opinion, may reasonably be thought to bear on independence, (ii) confirm their perceived independence, and (iii) engage in a discussion of independence with the Audit Committee.

Finally, the Audit Committee continues to monitor the scope and adequacy of our internal controls and other procedures, including any and all proposals for adequate staffing and for strengthening internal procedures and controls where appropriate and necessary.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board that it approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.

By the Audit Committee of the Board of Directors
Laurence N. Charney, Chairman
Yann Echelard
Daniel Hume
Kenneth Hoberman
Dated February 27, 2023

OUR EXECUTIVE OFFICERS

Executive Officers

Our current executive officers are as follows:

Name	Age	Position
Michael S. Weiss	57	Chairman, Chief Executive Officer and President
Sean A. Power	41	Chief Financial Officer, Treasurer and Corporate Secretary

No executive officer is related by blood, marriage or adoption to any other director or executive officer. The biography of Mr. Weiss is presented in connection with “Corporate Governance” beginning on page 5 of this proxy statement.

Sean A. Power, 41, has served as our Chief Financial Officer since December 2011. Mr. Power joined the Company from Keryx Biopharmaceuticals, Inc., where he served as Corporate Controller from 2006 to 2011. During his tenure there, Mr. Power was involved in all capital raising and licensing transactions. He was also responsible for leading Keryx’s compliance with SEC rules and regulations. Prior to joining Keryx, he was with KPMG LLP, independent certified public accountants. Additionally, Mr. Power served as Chief Financial Officer of Opus Point Partners, LLC from 2011 to 2019. Mr. Power received a B.B.A in accounting from Siena College and is a member of the American Institute of Certified Public Accountants.

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we give an overview and analysis of our executive compensation program and philosophy for 2022, the material compensation decisions we made under those programs with respect to our named executive officers, and the material factors that we considered in making those decisions. Later in this proxy statement under the heading “Executive Compensation,” you will find a series of tables containing specific information about the compensation earned by or paid to the following individuals, whom we refer to as our named executive officers, or NEOs:

●	Michael S. Weiss, our Chairman, Chief Executive Officer and President; and
●	Sean A. Power, our Chief Financial Officer, Treasurer and Corporate Secretary.

Executive Summary

During 2022, we achieved our primary goal of obtaining regulatory approval of ublituximab. On December 28, 2022, the U.S. Food and Drug Administration (FDA) approved BRIUMVI™ (ublituximab-xiiy) for the treatment of relapsing forms of multiple sclerosis (RMS), to include clinically isolated syndrome, relapsing-remitting disease, and active secondary progressive disease, in adults. Shortly following the U.S. approval, in late January 2023 we were able to commercially launch BRIUMVI, making it available for patients and physicians.

Consideration of Prior Advisory Stockholder Vote on Executive Compensation

At the 2022 Annual Meeting of Stockholders, approximately 29% of the shares represented and entitled to vote at the annual meeting were voted to approve the compensation of the Company’s named executive officers, as discussed and disclosed in the 2022 Proxy Statement. This level of support was below our desired levels. In 2022 the Compensation Committee and Board engaged an independent compensation consultant (the “Compensation Consultant”) to advise the Compensation Committee regarding annual compensation (beginning with compensation for the year 2022) for the Company’s Chief Executive Officer, Chief Financial Officer, and non-employee directors. The Compensation Consultant also assisted the Compensation Committee with its 2022 peer group selection and analysis.

The Compensation Committee believes that the core design of our executive compensation program is sound, with an emphasis on short and long-term incentive compensation that rewards our executives when they successfully achieve our corporate goals and objectives and, in turn, deliver value for our shareholders. The Compensation Committee invites our stockholders to communicate any concerns or views on executive pay directly to the Board of Directors. Please refer to “Corporate Governance— Communicating with the Board of Directors” for information about communicating with the Board. The advisory vote on executive compensation at the Annual Meeting, and at future meetings, will serve as an additional tool to guide the Board of Directors and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders.

Compensation Philosophy and Objectives

Our compensation programs are designed to motivate our employees to create long-term sustained stockholder value by acquiring, developing and commercializing novel treatments for B-cell diseases. Attaining our key business and strategic goals depends on attracting, retaining and motivating quality employees in an exceptionally competitive environment. Our industry is highly scientific, regulated, scrutinized and dynamic, and as a result, we require employees that are highly educated, dedicated and experienced. The driving philosophy and objectives behind our executive compensation programs are:

●	to attract, retain, motivate and reward outstanding employees;
●	to align employees’ interests with those of our stockholders by creating a strong focus on stock ownership and appreciation and basing pay on performance measures that drive long-term stockholder value;
●	to incentivize our employees to achieve our business goals;

●	to recognize the individual contributions of executives while fostering a shared commitment among executives; and
●	to reflect our “pay for performance” culture.

The Compensation Committee has historically compensated executive officers with three compensation components: base salary, annual cash bonus, and equity-based compensation. Competitive base salaries are intended to recognize the performance of job responsibilities as well as attract and retain individuals with superior talent. The Compensation Committee believes that annual bonus opportunities provide our executive officers with short-term rewards for success in achieving annual goals and objectives, and that long-term compensation through the award of restricted stock, stock options, or other equity awards aligns the objectives of management with those of our stockholders with respect to long-term performance and success of the Company.

In setting compensation levels for our executive officers, the Compensation Committee does not formulaically benchmark against any one specific reference point. Instead, it considers a variety of factors, including peer group data, tenure, role, responsibilities, performance, and local competitive market practices. Compensation paid to our named executive officers is delivered primarily through at-risk pay, based on both short-term and long-term incentives, including the achievement of corporate goals and objectives.

Determining Executive Compensation

Role of the Compensation Committee

The Compensation Committee oversees our executive compensation programs, including approving incentive programs, granting equity awards, and determining appropriate levels of compensation for our NEOs. While the Compensation Committee draws on a number of resources, including input from the Board and the Chief Executive Officer, to make decisions regarding our executive compensation program, ultimate decision-making authority rests with the Compensation Committee. The Compensation Committee oversees and approves all compensation arrangements and actions for our executive officers. The Compensation Committee relies upon the judgment of its members in making compensation decisions, after reviewing our corporate performance and carefully evaluating an executive’s performance during the year against established goals, operational performance, and business responsibilities. In addition, the Compensation Committee utilizes discretion in the assessment process to respond to and adjust to a dynamic business environment. Information about the Compensation Committee and its composition and responsibilities can be found on page 9 under the caption “Compensation Committee.”

Role of the Compensation Consultant

The Compensation Committee engaged the Compensation Consultant in 2022 to provide advice on matters regarding annual compensation for the Company’s Chief Executive Officer, Chief Financial Officer, and non-employee directors.  Arthur J. Gallaher & Co. served in this capacity.

During 2022, the Compensation Consultant assisted the Compensation Committee with the Company’s peer group selection, compiling and analyzing the NEO and non-executive director compensation of the Company’s peer group, evaluating the Company’s compensation components and practices relative to the peer group, and reviewed and evaluated the Company’s 2022 Incentive Plan.  The Compensation Consultant reported directly to the Compensation Committee and provided no other services to the Company. The Compensation Committee reviews the objectivity and independence of the advice provided by the Compensation Consultant. In 2022, the Committee considered the specific independence factors adopted by the Commission and the NASDAQ Global Select Market and determined that the Compensation Consultant was independent and that its work did not raise any conflicts of interest.

Role of the Executives

Our Chief Executive Officer develops recommendations regarding the compensation levels for our Chief Financial Officer based upon a subjective assessment of his individual performance during the prior year, the overall performance of the Company achieving its goals and objectives, and overall trends in the marketplace.

In addition, each year, management delivers a set of proposed corporate goals and objectives that management believes are essential to the achievement of the Company’s mission and long-term goals and objectives. The Board of Directors works with the Compensation Committee to review these recommendations and proposals and to make any modifications deemed appropriate, and the Compensation Committee approves the final compensation levels and goals and objectives for the NEOs.

Benchmarking and Peer Group

While we do not establish compensation levels based solely on benchmarking, pay practices at other companies are an important factor that the Compensation Committee considers in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace. In order to evaluate the level of compensation for our named executive officers for 2022, in consultation with the Compensation Consultant we established a peer group of publicly traded companies that are relevant to the Company from a business and executive and director talent standpoint, based on some of the following criteria:

●	the peer group contains 19 companies from the biotechnology, life sciences, and pharmaceutical sectors;
●	the peer group contains companies of comparable size, primarily market value (i.e., in the range of $200 million to $3.1 billion) and revenues (i.e., in the range of $0 to $500 million);
●	the peer group contains companies with early stage commercial launches; and
●	the peer group contains companies considered our peers by independent third-party corporate governance assessors.

Our Compensation Committee evaluated this peer group in July 2022 for the purposes of establishing 2023 target bonuses and long-term incentive compensation and overall total compensation for our named executive officers. This peer group is referred to as our “2022 Peer Group” and is comprised of the following 19 publicly traded companies:

Adaptive Biotechnologies Corporation	Bridgebio Pharma, Inc.	Madrigal Pharmaceuticals, Inc.
Agios Pharmaceuticals, Inc.	ChemoCentryx, Inc.	PTC Therapeutics, Inc.
Allakos Inc.	Corcept Therapeutics, Incorporated	Twist Bioscience Corporation
Amicus Therapeutics, Inc.	Deciphera Pharmaceuticals, Inc.	Urogen Pharma Ltd.
Atara Biotherapeutics, Inc.	EQRX, Inc.	Y-Mabs Therapeutics, Inc.
Aurina Pharmaceuticals Inc.	Heron Therapeutics, Inc.
Bluebird bio, Inc.	Kodiak Sciences Inc.

We believe that the compensation practices of our 2022 Peer Group provided us with appropriate benchmarks for evaluating the compensation of our named executive officers for 2022. At the time that we selected our 2022 Peer Group we ranked in the 8th percentile in terms of revenue, and 37th percentile in terms of market capitalization, resulting in the peer group being slightly weighted towards companies with a larger market capitalizations. Our Compensation Committee recognizes the importance of having a peer group that has been determined by evaluating both qualitative and quantitative factors.

Elements of Compensation

Our executive compensation program for 2022 consisted of the following components:

Compensation Element	Purpose
Base Salary

Base salary represents the fixed portion of an executive’s annual compensation and is intended to recognize the executive’s value to the Company based on skills and experience relative to the responsibilities of his or her position.

Annual cash incentive awards	Annual cash incentive awards represent the portion of an executive’s compensation that is intended to vary as a direct reflection of Company and individual performance for the year.

Long-term equity awards

Long-term equity awards are intended to reward performance over a multi-year period, link the interests of executives to those of the stockholders, and encourage retention. Restricted stock awards generally are issued based upon achievement of corporate goals and objectives in the prior year.

Health and welfare plans and retirement plan

We provide competitive levels of medical and disability coverage, and retirement benefits under our 401(k) plan. Our executives participate in the same programs offered to all of our eligible employees.

Severance benefits	Our named executive officers have employment agreements that provide for severance benefits in certain circumstances.

No specific formula is used in regard to the allocation of the various elements within our executive compensation program. The Compensation Committee retains the discretion to reduce or eliminate amounts that otherwise might be payable to our executives based upon its assessment of the Company’s or our executives’ performance in general and unforeseen events occurring during the year.

In order to maximize the incentive effect of our compensation program, we have structured our performance-based compensation to include a mix of value opportunities and performance measures.

●	Our annual cash incentive awards and our annual equity awards are based principally upon the Company’s performance against pre-set corporate goals and objectives and partially upon the Compensation Committee’s assessment of each individual executive’s contribution to the Company’s performance.
●	The ultimate realized value of our equity awards (stock options and restricted stock awards) is tied to our stock price, in alignment with the interests of our stockholders.

2022 Executive Compensation

Base Compensation

Michael S. Weiss. Effective as of June 30, 2021, Mr. Weiss and the Company entered into an amended employment agreement pursuant to which Mr. Weiss’ base salary was set at $875,000. Mr. Weiss’ salary remained unchanged in 2022.

Sean A. Power. Based on the individual performance of Mr. Power and an analysis of the Chief Financial Officer position from the 2021 peer group, effective January 1, 2022 the Compensation Committee approved an increase in Mr. Power’s base salary from $420,000 to $432,600.

Cash Incentive Awards

In 2022, Mr. Weiss was eligible to earn a target annual cash incentive equal to 100% of his base salary, and Mr. Power was eligible to earn a target annual cash incentive equal to 40% of his base salary, per the terms of their respective employment agreements. Both executives’ annual cash incentive awards were based upon the Company’s performance against pre-established corporate goals and objectives (which at times may exceed 100%), which in 2022 was focused on the U.S. FDA approval of ublituximab in multiple sclerosis.

In December 2022, the Compensation Committee assessed our overall 2022 performance against the achievement of the corporate goal to determine a total percentage of achievement between 0% and 150%. The Compensation Committee considered the Company’s performance against this goal, as well as the weighting, in assessing overall performance for the 2022 fiscal year. The following represents the goal for 2022:

Goal	Weighting	Percentage Achieved
Regulatory Goal • U.S. FDA approval of ublituximab in multiple sclerosis	150%	125%
Totals	150%	125%

In assessing performance, the Compensation Committee reviewed the goal and determined whether or not it was achieved, and the timeframe in which it was achieved. The Compensation Committee then determined an overall percentage of achievement, which resulted in 125% achievement for fiscal year 2022. Accordingly, the executives were paid 125% of their target bonus amounts. The Compensation Committee also considered the 2022 peer group analysis prepared when determining the final annual incentive payouts for the NEOs relating to 2022 performance. The actual amounts paid to the executives pursuant to their annual cash incentive awards are reported in the “Summary Compensation Table” as non-equity incentive plan compensation.

Long-Term Equity Incentive Awards

Michael S. Weiss. Pursuant to Mr. Weiss’ amended employment agreement, in 2022 and each subsequent year during the term of his employment agreement, the Company will grant Mr. Weiss a number of restricted shares of the Company’s common stock, having a grant date value equal to ten times the sum of Mr. Weiss’ salary and annual cash bonus earned for the prior year. In 2022, following a thorough review of the report of the Compensation Consultant, and with Mr. Weiss’ consent, the Compensation Committee granted Mr. Weiss an award of 1,900,000 stock options, which had a grant date fair value of approximately $8.4 million, less than what Mr. Weiss was entitled to per the terms of his employment agreement.  The stock options have an exercise price of $7.00 and will vest according to the following schedule: 33% on July 20, 2024, 33% on July 20, 2025, and 33% on July 20, 2026.

Sean A. Power. After consideration of the report of the Compensation Consultant, our 2021 goals and objectives, in July of 2022 the Compensation Committee granted Mr. Power an award of 200,000 stock options.  These stock options have an exercise price of $7.00 and will vest according to the following schedule: 50% on FDA approval of ublituximab as a treatment for patients with relapsing forms of multiple sclerosis, and 50% on January 1, 2024.  In addition, the Compensation Committee granted Mr. Power an award of 75,000 shares of restricted stock as a long-term incentive in special recognition for his efforts in several areas, including the Company’s multiple sclerosis program. This special restricted stock award vests according to the following schedule: 33% on  FDA approval of ublituximab as a treatment for patients with relapsing forms of multiple sclerosis and May 31, 2023, 33% on May 31, 2023, and 33% upon approval by the European Medicines Agency of ublituximab, contingent on Mr. Power’s continued service.

For additional information regarding our named executive officers’ stock grants, see the “Summary Compensation Table,” the “Grants of Plan-Based Awards Table” and the “Outstanding Equity Awards at 2021 Fiscal Year End” table.

Perquisites and Other Executive Benefits

We do not offer our NEOs any perquisites or other executive benefits.

Severance Benefits

We have employment agreements with our NEOs that provide, among other things, payment and benefits upon certain terminations of employment. We believe the severance benefits components of these agreements are an important component to recruiting and retaining high quality executive officers.

For more information on Mr. Weiss’ and Mr. Power’s employment agreements see the “Potential Payments upon Termination or Change-in-Control” section beginning on page 27 of this proxy statement.

Compensation-Related Risk Assessment

Our Compensation Committee, with the assistance of our management and our Compensation Consultant, has analyzed the potential risks arising from our compensation policies and practices and has determined that there are no such risks that are reasonably likely to have a material adverse effect on the Company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.

By the Compensation Committee of the Board of Directors
Kenneth Hoberman, Chairperson
Laurence Charney
Daniel Hume
Yann Echelard Sagar Lonial, MD

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and other compensation that we paid to our current named executive officers (“NEOs”) or that was otherwise earned by our NEOs for their services in all capacities during 2020, 2021, and 2022.

							Non-Equity
Name and						Option	Incentive Plan	All Other
Principal				Stock		Awards	Compensation	Compensation
Position	Year	Salary ($)		Awards ($)(1)		($)(1)	($)	($)	Total ($)
Michael S. Weiss	2022	875,000	(2)	—		8,466,400	1,093,750	—	10,435,150
Chief Executive	2021	1,289,985	(2)	40,593,721	(3)	—	783,125	—	42,666,831
Officer and President	2020	1,392,470	(2)	30,871,615	(3)	—	233,153	—	32,497,238

Sean A. Power	2022	432,600		514,500	(4)	798,800	220,000	—	1,965,900
Chief Financial Officer, Treasurer	2021	420,000		939,000		—	150,360	—	1,509,360
and Corporate Secretary	2020	350,200		6,610,300		—	159,341	—	7,119,841
(1)	Reflects the aggregate grant date fair value of stock and option awards granted by the Company as computed under FASB ASC Topic 718. The grant date fair value of the time-based restricted stock awards is based on the fair market value of the underlying shares on the date of grant and does not take into account any estimated forfeitures. The grant date value for the milestone-based restricted stock awards reflected in the table is based on the fair market value of the shares on the date the milestones were established and does not take into account any potential forfeitures. The grant date value for the milestone-based option awards reflected in the table was determined using the Black-Scholes option pricing model. The assumptions made in the valuation of the option awards are contained in Note 5 to our consolidated financial statements for 2022, which are included in our Annual Report on Form 10-K for the fiscal year 2022.
(2)	Reflects $875,000, $539,985 and $204,970, in salary earned by Mr. Weiss in connection with his employment agreement for the fiscal years ended 2022, 2021 and 2020, respectively, and $750,000 and $1,187,500, in fees earned in connection with Mr. Weiss’ service as Chairman of the Board, pursuant to an advisory agreement in 2021 and 2020, respectively.
(3)	Reflects grants to Mr. Weiss of 1,556,029 and 1,080,770 shares of restricted stock in 2020 and 2021, respectively. The 1,556,029 shares vest according to the following schedule: 25% on February 15, 2024, 25% on May 15, 2024, 25% on August 15, 2024, and 25% on November 15, 2024.The 1,080,770 shares will not vest unless the market capitalization of the Company exceeds approximately $6.0 billion, which represents a stock price of approximately $40.16, utilizing the shares outstanding as of the Record Date.
(4)	In July 2022, the Company granted 75,000 shares of restricted stock to Mr. Power, as a long-term incentive in special recognition for his efforts in several areas, including the Company’s multiple sclerosis program.

Grants of Plan-Based Awards For Fiscal Year 2022

The following table below sets forth the individual grants of awards made to each of our NEOs during 2022. For a description of the individual amounts indicated below, please see our Compensation Discussion and Analysis beginning on page 15 of this proxy statement.

						All other
					All other	Option
					Stock	Awards:	Exercise
					Awards:	Number of	or
					Number of	Securities	Base Price
	Estimated Future Payouts Under				Shares	Underlying	of Options	Grant Date
	Non-Equity Incentive Plan Awards(1)				of Stock or Units	Options	Awards	Fair Value of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	(#)(2)	(#)	($/sh)	Awards ($)(3)
Mr. Weiss			875,000	1,312,500
	7/20/22					1,900,000	$7.00	8,466,400

Mr. Power			173,040	259,560
						200,000	$7.00	798,800
	7/20/22				75,000			939,000
(1)	Represents target payout values for 2022 cash performance awards, assuming 100% achievement of corporate goals and objectives and a maximum payout based on full achievement of allotment of goals and objectives approved for 2022 (150%). The actual amount earned by each NEO in 2022 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table on page 22 of this proxy statement.
(2)	Award of time and/or milestone based vesting restricted stock under the 2022 Incentive Plan.
(3)	Reflects the aggregate grant date fair value of stock and option awards granted by the Company as computed under FASB ASC Topic 718. The grant date fair value of the time-based restricted stock awards is based on the fair market value of the underlying shares on the date of grant and does not take into account any estimated forfeitures. The grant date value for the milestone-based restricted stock awards reflected in the table is based on the fair market value of the shares on the date the milestones were established and does not take into account any potential forfeitures.

For a description of the vesting schedules of the equity awards, please see the Outstanding Equity Awards at 2022 Fiscal Year End Table below.

Outstanding Equity Awards at 2022 Fiscal Year End

The following table provides information concerning equity awards that are outstanding as of December 31, 2022 for each of our NEOs.

	Stock Awards
	Number of	Number of						Market
	Securities	Securities				Number of		Value of
	Underlying	Underlying				Shares or Units		Shares or Units of
	Unexercised	Unexercised		Option	Option	of Stock That		Stock That
	Options (#)	Options (#)		Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		Vested ($)
Mr. Weiss						1,556,029	(1)	29,564,551
						1,080,770	(2)	20,534,630
						56,394	(3)	1,071,486
	500,000			$6.90	3/15/29
		1,900,000	(4)	$7.00	7/20/27
Mr. Power
						25,000	(5)	295,750
						100,000	(5)	1,183,000
						15,000	(6)	177,450
						12,500	(7)	147,875
						75,000	(8)	887,250
	3,750	7,500	(9)	$11.30	2/1/28
	86,250	28,750	(10)	$4.10	12/31/28
	50,000			$6.90	3/15/29
	100,000	100,000	(11)	$7.00	7/20/27
(1)	Restricted stock granted for Mr. Weiss’ services as Executive Chairman on June 22, 2020, under the 2012 Incentive Plan. The shares vest according to the following schedule: 25% on February 15, 2024, 25% on May 15, 2024, 25% on August 15, 2024, and 25% on November 15, 2024.
(2)	Restricted stock granted for Mr. Weiss’ services as Executive Chairman on June 18, 2021, under the 2012 Incentive Plan. The shares vest on the date that the market capitalization of the Company is $500 million greater than the market capitalization on the date of grant as measured within a five-year timeframe, but in no event before December 1, 2022. Given the market capitalization at the date of grant, these shares will vest when the Company achieves a market capitalization of approximately $6.0 billion, which represents a stock price of approximately $40.16 utilizing the shares outstanding as of the Record Date.
(3)	Restricted stock granted to Mr. Weiss in lieu of cash compensation owed to Caribe BioAdvisors, LLC, and Mr. Weiss for the 2021 fiscal year, which will fully vest on January 1, 2024.
(4)	Stock options awarded to Mr. Weiss on July 20, 2022, under the 2022 Incentive Plan. The stock options vest as follows: 33% on July 20, 2024, 33% on July 20, 2025, and 33% on July 20, 2026.
(5)	Restricted stock granted to Mr. Power on July 16, 2020, under the 2012 Incentive Plan. These shares vest according to the following schedule: 50% on May 31, 2023, and 50% on January 1, 2024.
(6)	Restricted stock granted to Mr. Power on December 30, 2020, under the 2012 Incentive Plan. These shares vest according to the following schedule: 33% on May 31, 2023, 33% on January 1, 2024, and 33% on January 1, 2025.
(7)	Restricted stock granted to Mr. Power on June 18, 2021, under the 2012 Incentive Plan. These shares vest according to the following schedule: 50% on May 31, 2023 and 50% on January 1, 2024.
(8)	Restricted stock granted to Mr. Power on July 20, 2022, under the 2022 Incentive Plan. These shares vest according to the following schedule: 33% will vest on May 31, 2023, 33% will vest upon U.S. Food and Drug Administration approval of ublituximab as a treatment for patients with relapsing forms of multiple sclerosis and May 31, 2023, and 33% will vest upon approval by the European Medicines Agency of ublituximab.
(9)	Stock options awarded to Mr. Power on February 1, 2018, under the 2012 Incentive Plan. The options vest according to certain Company milestones.
(10)	Stock options awarded to Mr. Power on December 31, 2018, under the 2012 Incentive Plan. The stock options vest on January 1, 2023.
(11)	Stock options awarded to Mr. Power on July 20, 2022, under the 2022 Incentive Plan. The stock options vest on January 1, 2024.

Stock Vested in Fiscal Year 2022

The following table provides information concerning the vesting of restricted stock awards during the year ended December 31, 2022. During 2022, our NEOs did not exercise any stock options.

	Stock Awards
	Number of
	Shares Acquired	Value Realized
Name	on Vesting (#)	on Vesting ($)
Mr. Weiss	3,140,762	17,619,675
Mr. Power	160,000	3,040,000

Employment Agreements

Michael S. Weiss. Under Mr. Weiss’s amended employment agreement, Mr. Weiss is to continue to serve as the Company’s Chief Executive Officer until such employment is terminated pursuant to the terms of the agreement. Mr. Weiss’ initial base salary for 2022 was $875,000. Mr. Weiss’s target annual bonus for 2022 was 100% of his base salary, subject to his achievement of performance goals and objectives established by Mr. Weiss and the Board or Compensation Committee. Additionally, in 2022 and each subsequent year during the term of his employment agreement, the Company will grant Mr. Weiss a number of restricted shares of the Company’s common stock, having a grant date value equal to ten times the sum of Mr. Weiss’ salary and annual cash bonus earned for the prior year. Each annual restricted stock award will vest based on the Company’s total shareholder return relative to the Nasdaq Biotechnology Index over a one- to five-year period. Mr. Weiss may also be eligible for additional stock-based awards under the Company’s long-term incentive plan. Mr. Weiss is also entitled to a $16.67 million cash bonus upon the Company achieving a $10 billion “Sustained Market Capitalization” (which requires maintaining a fully-diluted market capitalization for at least 61 days in a 120-day period) by June 17, 2026. This special cash bonus is also payable to Mr. Weiss in the event of a change in control that values the Company in excess of $10 billion.

Pursuant to his employment agreement, if Mr. Weiss’ employment is terminated by the Company without Cause (as defined therein) or if Mr. Weiss resigns for Good Reason (as defined therein), then, in addition to his accrued obligations, if within 45 days after the date of termination, he executes and does not revoke a general release of claims and covenant not to sue, he will receive the following severance benefits: (i) a lump sum severance payment equal to two times the sum of his base salary and target bonus (or three times the sum of his base salary and target bonus if his employment is terminated upon or following a change in control); (ii) continuation of group health benefits for 18 months (or 24 months if his employment is terminated upon or following a change in control); (iii) a prorated target bonus; (iv) payment of the special $16.67 million cash bonus if the Company has a market capitalization on the date of termination or on the closing date of a change in control in excess of $10 billion); (v) any shares of restricted stock outstanding on the date of his termination will become fully-vested and non-forfeitable as of his date of termination or change in control; and (vi) any stock options outstanding on the date of his termination will become fully-vested and will remain exercisable for a period of 24 months following the date of his termination or change in control (or, if earlier, the normal expiration date of such stock options).

If Mr. Weiss’ employment is terminated by reason of his death or disability, he will be entitled to his accrued obligations and a prorated target bonus. In addition, (i) any shares of restricted stock outstanding on the date of such termination will become fully vested and non-forfeitable as of the date of termination; and (ii) the vested portion of any stock options outstanding on the date of termination will remain exercisable for a period of 24 months following the date of termination (or, if earlier, the normal expiration date of such stock options), and any unvested portion of outstanding stock options will lapse as of the date of termination.

If Mr. Weiss’ employment is terminated by the Company for Cause or by Mr. Weiss without Good Reason, Mr. Weiss will receive his accrued obligations but no additional benefits. Any shares of restricted stock outstanding on the date of his termination will be forfeited. The vested portion of any stock options outstanding on the date of his termination will remain exercisable for a period of thirty (30) days following the date of his termination (or, if earlier, the normal expiration date of such stock options), and any unvested portion of outstanding stock options will lapse as of the date of termination.

If any payments or benefits due to Mr. Weiss, under his amended employment agreement or otherwise, would be subject to the excise tax under Section 4999 of the tax code in connection with a change in control, the payments or benefits would be reduced to an amount necessary to avoid being subject to the excise tax, unless the net benefit to Mr. Weiss after paying the excise tax would be greater.

During his employment and for 12 months following the termination of his employment for any reason, Mr. Weiss is prohibited from engaging in any business that develops anti-CD20 monoclonal antibodies within the geographic area in which the Company does business, which is deemed to be worldwide, and he is subject to a non-disparagement clause. He is also subject to certain covenants related to confidential information, trade secrets, return of property, and invention assignment.

Sean A. Power. Mr. Power was appointed Chief Financial Officer, Treasurer and Secretary of the Company, effective December 29, 2011. Under Mr. Power’s employment agreement, Mr. Power is to serve as the Company’s Chief Financial Officer, Treasurer and Secretary until such employment is terminated pursuant to the terms of the agreement. Mr. Power’s base salary for 2022 was $432,600. Mr. Power is also eligible to earn an annual cash performance bonus, based upon achievement of annual performance goals and objectives set by agreement between Mr. Power and the board each year, with a target bonus of 40% of his base salary.

Pursuant to Mr. Power’s employment agreement, the Company is required to grant Mr. Power a number of shares of restricted common stock of the Company as determined by the CEO and the Board. Each of these annual grants of restricted stock will be subject to vesting terms, which will be determined at the time of grant by the CEO and the Board.

Pursuant to his employment agreement, if Mr. Power’s employment is terminated by the Company without Cause (as defined therein) or if Mr. Power resigns for Good Reason (as defined therein), then, in addition to his accrued obligations, if within 45 days after the date of termination, he executes and does not revoke a general release of claims and covenant not to sue, he will receive the following severance benefits: (i) a lump sum severance payment equal to 0.5 times the sum of his base salary and target bonus (or 1 times the sum of his base salary and target bonus if his employment is terminated upon or following a change in control); (ii) continuation of group health benefits for 12 months; (iii) a prorated target bonus; (iv) any shares of restricted stock outstanding on the date of his termination will become fully-vested and non-forfeitable as of his date of termination; and (v) any stock options outstanding on the date of his termination will become fully-vested and will remain exercisable for a period of 12 months following the date of his termination (or, if earlier, the normal expiration date of such stock options).

If Mr. Power’s employment is terminated by reason of his death or disability, he will be entitled to his accrued obligations and a prorated target bonus. In addition, (i) any shares of restricted stock outstanding on the date of his termination will become fully vested and non-forfeitable as of his date of termination; and (ii) the vested portion of any stock options outstanding on the date of his termination will remain exercisable for a period of 12 months following the date of his termination (or, if earlier, the normal expiration date of such stock options), and any unvested portion of outstanding stock options will lapse as of the date of termination.

If Mr. Power’s employment is terminated by the Company for Cause or by Mr. Power without Good Reason, Mr. Power will receive his accrued obligations but no additional benefits. Any shares of restricted stock outstanding on the date of his termination will be forfeited. The vested portion of any stock options outstanding on the date of his termination will remain exercisable for a period of thirty (30) days following the date of his termination (or, if earlier, the normal expiration date of such stock options), and any unvested portion of outstanding stock options will lapse as of the date of termination.

If any payments or benefits due to Mr. Power, under his employment agreement or otherwise, would be subject to the excise tax under Section 4999 of the tax code in connection with a change in control, the payments or benefits would be reduced to an amount necessary to avoid being subject to the excise tax, unless the net benefit to Mr. Weiss after paying the excise tax would be greater.

During his employment and for 12 months following the termination of his employment for any reason, Mr. Power is prohibited from engaging in any business that develops anti-CD20 monoclonal antibodies within the geographic area in which the Company does business, which is deemed to be worldwide, and he is subject to a non-disparagement clause. He is also subject to certain covenants related to confidential information, trade secrets, return of property, and invention assignment.

Potential Payments upon Termination or Change in Control

As detailed above, we have employment agreements with Mr. Weiss and Mr. Power that provide certain compensation and benefits in the event of the termination of their employment under certain conditions. In addition, our equity plan provides certain benefits in connection with a change in control.

Equity Plan

Pursuant to the terms of the 2012 Incentive Plan, upon the occurrence of a change in control, any awards outstanding under such plan will become fully vested. Pursuant to the terms of the 2022 Incentive Plan, outstanding unvested stock awards granted under such plan will vest upon a qualifying change in control (i) if the awards are not equitably converted or substituted in connection with the change in control or (i) if the awards are equitably converted or substituted and the employee is terminated without cause, or resigns for good reason, within two years after the effective date of the change in control.

Michael S. Weiss

The table below summarizes the value of potential payments and benefits that Mr. Weiss would receive if his employment was terminated on December 31, 2022 under the circumstances shown, or if a change in control of the Company occurred on December 31, 2022. The table excludes amounts that would be paid in the normal course of continued employment, such as accrued but unpaid salary. Actual amounts to be paid can only be determined at the time of such termination of service or change in control.

				Termination
				Other Than For
		Termination	Termination	Cause;
		for Cause or	Other Than	Resignation For
		Resignation	For Cause;	Good Reason	Change in
	Death or	without	Resignation	(Following a	Control (Absent
	Disability	Good Reason	for Good	Change in	Termination)(2)(3)
Type of Payment	($)	($)	Reason ($)	Control) ($)	($)
Cash Severance	—	—	3,500,000	5,250,000	—
Pro-Rated Target Bonus	875,000	—	875,000	875,000	—
Continuation of Health Benefits	—	—	49,946	66,595	—
Value of Accelerated Equity (1)	45,871,073	—	45,871,073	45,871,073	45,871,073
Total	46,746,073	—	50,296,019	52,062,668	45,871,073
(1)	Represents the fair market value of restricted shares that would be vested upon the event, based on the closing price of our stock on December 30, 2022 ($11.83), the last trading day of the most recently completed fiscal year. For purposes of this calculation, outstanding stock options having an exercise price greater than the closing price of our common stock on December 31, 2022 the value included here is the “in the money value” or the amount the closing price exceeds the exercise price. For those options having an exercise price equal to or more than the closing price of our common stock on such date, their value included here is $0.
(2)	Outstanding unvested stock awards issued under out 2012 Incentive Plan vest upon a qualifying change in control. As described above, outstanding unvested awards granted under our 2022 Incentive Plan will vest upon a qualifying change in control (i) if the awards are not equitably converted or substituted in connection with the change in control or (i) if the awards are equitably converted or substituted and the employee is terminated without cause, or resigns for good reason, within two years after the effective date of the change in control.
(3)	In the event of a change in control in excess of $10 billion, Mr. Weiss also would be entitled to a special $16.67 million cash bonus.

Sean A. Power

The table below summarizes the value of potential payments and benefits that Mr. Power would receive if his employment was terminated on December 31, 2022 under the circumstances shown, or if a change in control of the Company occurred on December 31, 2022. The table excludes amounts that would be paid in the normal course of continued employment, such as accrued but unpaid salary. Actual amounts to be paid can only be determined at the time of such termination of service.

				Termination
				Other Than For
		Termination	Termination	Cause;
		for Cause or	Other Than	Resignation For
		Resignation	For Cause;	Good Reason	Change in
	Death or	without	Resignation	(Following a	Control (Absent
	Disability	Good Reason	for Good	Change in	Termination)(2)
Type of Payment	($)	($)	Reason ($)	Control) ($)	($)
Cash Severance	—	—	302,820	605,640	—
Pro-Rated Target Bonus	173,040	—	173,040	173,040	—
Continuation of Health Benefits	—	—	33,297	33,297	—
Value of Accelerated Equity (1)	3,701,138	—	3,701,138	3,701,138	3,701,138
Total	3,874,178	—	4,210,295	4,513,115	3,701,138
(1)	Represents the fair market value of restricted shares that would be vested upon the event, based on the closing price of our stock on December 30, 2022 ($11.83), the last trading day of the most recently completed fiscal year (less the exercise price, in the case of the stock options). For purposes of this calculation, outstanding stock options having an exercise price greater than the closing price of our common stock on December 30, 2022 the value included here is the “in the money value” or the amount the closing price exceeds the exercise price. For those options having an exercise price equal to or more than the closing price of our common stock on such date, their value included here is $0.
(2)	Outstanding unvested stock awards issued under our 2012 Incentive Plan vest upon a qualifying change in control. As described above, outstanding unvested awards granted under our 2022 Incentive Plan will vest upon a qualifying change in control (i) if the awards are not equitably converted or substituted in connection with the change in control or (i) if the awards are equitably converted or substituted and the employee is terminated without cause, or resigns for good reason, within two years after the effective date of the change in control.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Michael S. Weiss, our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.

For 2022, our last completed fiscal year, the median of the annual total compensation of all employees of the Company (other than our CEO) was $210,000, and the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $10,435,150. Based on this information, for 2022, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 29 to 1.

We identified our median employee by examining 2022 Box 1 W-2 taxable income amounts for all individuals, excluding our CEO, who were employed by us on December 31, 2022, whether on a full-time or part-time basis. We annualized the compensation for any permanent (full-time or part-time) employees that were not employed by us for all of 2022. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2022 Summary Compensation Table above.

PAY VERSUS PERFORMANCE

Background

Item 402(v) of the SEC’s Regulation S-K, which was mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires disclosure of information that demonstrates the relationship between executive “compensation actually paid” (CAP) and our performance against several specific financial metrics. We have included the table and disclosure below in accordance with the final rule, which was effective on October 11, 2022. For further information regarding our executive compensation programs, the metrics the Compensation Committee used to set executive compensation for 2022 and our pay-for-performance philosophy, please refer to “Compensation Discussion and Analysis.”

PAY VERUS PERFORMANCE TABLE

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(4)	Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)	Net Income (Loss) (in millions) ($)	Company Selected Financial Measure (7)

2022	10,435,150	(42,942,247)	1,965,900	1,548,350	62	89	(198.3)	N/A

2021	42,666,831	(114,073,313)	1,509,360	(9,794,803)	37	99	(348.1)	N/A

2020	32,497,238	191,427,233	7,119,841	18,728,897	369	126	(279.3)	N/A
(1)	Amounts represent amounts reported for the Company’s principal executive officer (PEO), Mr. Weiss, in the “Total” column of the Summary Compensation Table (SCT) in each applicable year.
(2)	Amounts represent Compensation Actually Paid (CAP) to the PEO, Mr. Weiss, as calculated in accordance with Item 402(v) of the Commission’s Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Weiss during the applicable year. As required by the rules of the Commission, the CAP amount for each year is determined by deducting from the SCT total compensation for the relevant year the amounts reported under the “Stock Awards” and “Option Awards” columns in the SCT and adding (or subtracting, as applicable) the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in the fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The adjustments to determine CAP for Mr. Weiss are as follows:

	2022	2021	2020
Deduction for amounts reported under the "Stock Awards" and “Option Awards” columns in the SCT	(8,466,400)	(40,593,721)	(30,871,615)
Fair value of awards granted during year that remain outstanding and unvested as of year-end	16,454,000	21,606,116	80,944,629
Fair value of awards granted during year that vest during year	—	—	—
Change in fair value from prior year-end to current year-end of awards granted in prior years that were outstanding and unvested as of year-end	(19,310,194)	(137,752,539)	107,036,981
Change in fair value from prior year-end to current year-end of awards granted in prior years that vested during year	(42,054,803)	—	1,820,000
Fair value of awards granted in prior years that were forfeited during year	—	—	—
Incremental fair value of awards modified during year	—	—	—
Total	(53,377,397)	(156,740,144)	158,929,995
(3)	Amounts represent the average of the amounts reported for the Company’s non-PEO NEOs as a group in the “Total” column of the SCT in each applicable year. The sole non-CEO NEO during these years was Mr. Power.
(4)	Amounts represent CAP to the sole non-PEO NEO, Mr. Power, as calculated in accordance with Item 402(v) of the Commission’s Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Power during the applicable year. As required by the rules of the Commission, the following adjustments were made to the SCT total compensation for each year to determine the CAP for Mr. Power, using the same methodology as described above in footnote 2:

	2022	2021	2020
Deduction for amounts reported under the "Stock Awards" and “Option Awards” columns in the SCT	(1,313,300)	(939,000)	(6,610,300)
Fair value of awards granted during year that remain outstanding and unvested as of year-end	1,708,250	475,000	14,045,400
Fair value of awards granted during year that vest during year	477,000	—	—
Change in fair value from prior year-end to current year-end of awards granted in prior years that were outstanding and unvested as of year-end	(1,289,500)	(10,792,200)	4,149,281
Change in fair value from prior year-end to current year-end of awards granted in prior years that vested during year	—	(47,963)	—
Fair value of awards granted in prior years that were forfeited during year	—	—	24,675
Incremental fair value of awards modified during year	—	—	—
Total	(417,550)	(11,304,163)	11,609,056
(5)	Cumulative TSR is calculated by dividing (a) the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period.
(6)	Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the NASDAQ Biotechnology Index.
(7)	As described in the “Compensation Discussion and Analysis,” the Compensation Committee uses a number of measures to evaluate performance under our compensation programs, but as is the case with many biotechnology companies, our annual incentive objectives are generally tied to the Company’s clinical, regulatory, strategic and operational goals rather than financial goals. For 2022, our annual incentives and performance-based equity awards were based on clinical and regulatory milestones. Accordingly, we do not have a financial metric in our executive compensation program that would constitute a “Company Selected Measure,” as provided under the applicable rules.

Relationship between CAP and Performance Measures

As provided in the table above, Compensation Actually Paid (CAP) to Mr. Weiss and Mr. Power and the Company’s cumulative TSR were higher in 2022 relative to 2021 (though still negative for Mr. Weiss) and significantly lower in 2021 relative to 2020.  These changes in CAP were largely the result of changes in our stock price over those same time periods.  Peer group TSR declined each year from 2020 to 2022, but at the end of the three-year period the Company’s cumulative TSR was lower than the cumulative TSR of our peer group.  The Company’s net income was higher in 2022 relative to 2021 and lower in 2021 relative to 2020.  Because our executive incentive programs are generally tied to the Company’s clinical, regulatory, strategic and operational goals, rather than financial goals, the change in CAP from year to year is not expected to correlate to changes in net income.

List of Most Important Performance Measures

As described in the “Compensation Discussion and Analysis,” for 2022, the incentive elements in our executive compensation program were delivered in the form of annual incentives and equity awards.  As is the case with many biotechnology companies, our annual incentive objectives are generally tied to the Company’s clinical, strategic and operational goals rather than financial goals.  The following is a list of performance measures, which in the Company’s assessment represent the most important performance measures used by the Company to link CAP to the NEOs, for the most recently completed fiscal year, to company performance:

●	Our annual cash incentives for 2022 were based upon U.S. FDA approval of ublituximab in multiple sclerosis.
●	In 2022, we received U.S. FDA approval of BRIUMVI (ublituximab-xiiy) for the treatment of RMS, to include clinically isolated syndrome, relapsing-remitting disease, and active secondary progressive disease, in adults.
●	Shortly following the U.S. approval, in late January 2023 we were able to commercially launch BRIUMVI, making it available for patients and physicians.

DIRECTOR COMPENSATION

Our director compensation program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.

Under our non-employee director compensation program, we pay our non-employee directors a cash retainer for service on the board of directors and separately for service on each committee on which the director is a member. The lead independent director and the chairman of each committee receive additional retainers for such service. Each non-employee director receives reimbursement for reasonable travel expenses incurred in attending meetings of our Board of Directors and meetings of committees of our Board of Directors.

In July 2022, upon the recommendation of our compensation committee after reviewing the report of the Compensation Consultant on non-executive director compensation, which included benchmarking relative to the 2022 Peer Group utilized for named executive officer compensation, our board of directors determined that the 2022-2023 compensation of our directors remain at the same levels as the prior year. Fees paid to non-employee directors for service on the Board of Directors and for service on each committee of the Board of Directors on which the director is a member are as follows:

	Member Annual Retainer	Lead Director or Committee Chair
Board of Directors	$70,000	$40,000
Audit Committee	$10,000	$20,000
Compensation Committee	$7,500	$15,000
Nominating and Corporate Governance Committee	$5,000	$10,000

Equity Compensation. Our non-employee directors receive the following equity compensation under the 2022 Incentive Plan.

●	Initial Stock Grant. Non-employee directors receive 50,000 shares of restricted common stock upon initial election or appointment to the Board of Directors. The stock will vest in equal annual installments over three years, beginning on the third anniversary of the date of grant.
●	Annual Stock Grant. Non-employee directors receive a restricted stock award equivalent to the greater of (i) $300,000 of restricted stock or (ii) 15,000 shares of restricted stock annually for service on our Board of Directors. Such restricted stock will vest on the third anniversary of the date of grant.

2022 Director Compensation

The following table sets forth the cash and other compensation paid by the Company to the members of the Board for all services in all capacities during 2022.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2) 3)	Option Awards ($)	Total $)
Laurence N. Charney	137,500	300,002	—	437,502
Kenneth Hoberman	97,500	300,002	—	397,502
Daniel Hume	95,000	300,002	—	395,002
Yann Echelard	95,000	300,002	—	395,002
Sagar Lonial, M.D.	92,500	300,002	—	392,502
(1)	Represents cash retainer for serving on our Board and committees of the Board.
(2)	Reflects the aggregate grant date fair value of stock awards granted by the Company as computed under FASB ASC Topic 718. The grant date fair value of the stock awards is based on the fair market value of the underlying shares on the date of grant and does not take into account any estimated forfeitures.
(3)	All non-employee directors received a grant of 43,732 shares of restricted stock for their annual restricted stock grant. Grants of restricted stock will vest on June 15, 2023.

The following table shows the number of stock awards granted to each director during 2022, and the grant date fair value for each award (determined in accordance with FASB ASC Topic 718) (during 2022 no option awards were granted to directors).

Name	Grant Date	Stock Awards (#)		Grant Date Fair Value of Awards ($)
Laurence N. Charney	7/20/2022	43,732	(1)	300,002
Sagar Lonial, M.D.	7/20/2022	43,732	(2)	300,002
Kenneth Hoberman	7/20/2022	43,732	(2)	300,002
Daniel Hume	7/20/2022	43,732	(2)	300,002
Yann Echelard	7/20/2022	43,732	(2)	300,002
(1)	All non-employee directors received a grant of 43,732 shares of restricted stock for their annual restricted stock grant which vest on June 15, 2023. As of December 31, 2022, the following aggregate number of unvested restricted stock awards were held by each of our non-employee directors. No stock options have been granted to our non-employee directors.

As of December 31, 2022, the following aggregate number of unvested restricted stock awards were held by each of our non-employee directors. No stock options have been granted to our non-employee directors.

Name	Stock Awards (#)
Laurence N. Charney	219,610
Kenneth Hoberman	78,732
Daniel Hume	78,732
Yann Echelard	192,848
Sagar Lonial, M.D.	128,732

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of our Compensation Committee are Kenneth Hoberman, Laurence Charney, Yann Echelard, and Daniel Hume. No member of our Compensation Committee during fiscal year 2022 or as of the date of this proxy statement, is or has been an officer or employee of TG Therapeutics or any of our subsidiaries, nor has any member of our Compensation Committee had any relationship with TG Therapeutics requiring further disclosure.

During the last fiscal year, none of our executive officers served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, whose executive officers either served as a member of our Compensation Committee or our Board of Directors.

RELATED PERSON TRANSACTIONS

In 2012, the Board of Directors of the Company adopted a formal written policy regarding Related Person Transactions (defined below). In order for the Company to ratify a Related Person Transaction under this policy, the Audit Committee must first determine that the transaction is in the best interest of the Company and its stockholders. The policy generally defines a “Related Person Transaction” as a transaction, arrangement or relationship in which the Company was, is or will be a participant and the amount involved exceeds $120,000, and in which any related person (any executive officer or director of the Company from the previous fiscal year, any person who owns more than 5% of the Company’s securities, or any immediate family member in either of these categories) had, has or will have a direct or indirect material interest. In order to further ensure compliance with the policy, any executive officer, director, or nominee for director is required to submit a questionnaire to the Company on an annual basis. Each individual is also required to update the questionnaire following any relevant change.

In October 2014, we entered into an agreement (the “Office Agreement”) with Fortress Biotech, Inc. (“FBIO”), to occupy approximately 45% of the 24,000 square feet of New York City office space leased by FBIO. The Office Agreement requires us to pay our respective share of the average annual rent and other costs of the 15-year lease. We approximate an average annual rental obligation of $1.4 million under the Office Agreement. We began to occupy this new space in April 2016, with rental payments beginning in the third quarter of 2016. Mr. Weiss, our Chairman and Chief Executive Officer, also serves as a director and Executive Vice Chairman, Strategic Development of FBIO.

Under the Office Agreement, we agreed to pay FBIO our portion of the build-out costs, which have been allocated to us at the 45% rate mentioned above. The allocated build-out costs have been recorded in Leasehold Interest, net on the Company’s consolidated balance sheets and will be amortized over the 15-year term of the Office Agreement. The initial commitment period of the 45% rate was for a period of three (3) years. We and FBIO currently determine actual office space utilization annually and if our utilization differs from the amount we have been billed, we will either receive credits or be assessed incremental utilization charges. Also, in connection with this lease, in October 2014 we pledged $0.6 million to secure a line of credit as a security deposit for the Office Agreement, which has been recorded as restricted cash in the accompanying consolidated balance sheets. Additional collateral of $0.6 million was pledged in April 2018 to increase the letter of credit for the office space.

In July 2015, we entered into a Shared Services Agreement (the “Shared Services Agreement”) with FBIO to share the cost of certain services such as facilities use, personnel costs and other overhead and administrative costs. This Shared Services Agreement requires us to pay our respective share of services utilized. In connection with the Shared Services Agreement, we incurred expenses of approximately $1.3 million, $0.9 million, and $0.8 million for shared services for the years ended December 31, 2022, 2021 and 2020, respectively, primarily related to shared personnel.

In March 2015, we entered into a Global Collaboration Agreement with Checkpoint Therapeutics, Inc. (“Checkpoint”), a subsidiary of FBIO, for the development and commercialization of anti-PD-L1 and anti-GITR antibody research programs in the field of hematological malignancies. In May 2016, as part of a broader agreement with Jubilant Biosys Ltd (“Jubilant”), we entered into a sublicense agreement with Checkpoint for the development and commercialization of Jubilant’s novel BET inhibitor program in the field of hematological malignancies. Mr. Weiss also serves as Chairman of the Board of Directors of Checkpoint.

STOCK OWNERSHIP OF OUR DIRECTORS, EXECUTIVE OFFICERS,

AND 5% BENEFICIAL OWNERS

The following table shows information, as of April 17, 2023, concerning the beneficial ownership of our common stock by:

●	each person we know to be the beneficial owner of more than 5% of our common stock;
●	each of our current directors;
●	each of our NEOs shown in our Summary Compensation Table; and
●	all current directors and NEOs as a group.

As of April 17, 2023, there were 149,396,038 shares of our common stock outstanding. In order to calculate a stockholder’s percentage of beneficial ownership, we include in the calculation those shares underlying options or warrants beneficially owned by that stockholder that are vested or that will vest within 60 days of April 17, 2023. Shares of restricted stock are deemed to be outstanding. Options or warrants held by other stockholders that are not attributed to the named beneficial owner are disregarded in this calculation. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the shares of our common stock. Unless we have indicated otherwise, each person named in the table below has sole voting power and investment power for the shares listed opposite such person’s name, except to the extent authority is shared by spouses under community property laws.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage Shares Outstanding
Michael S. Weiss (2)	11,973,021	8.0%
Sean A. Power (3)	728,483	*
Laurence N. Charney	264,729	*
Kenneth Hoberman	222,685	*
Daniel Hume	198,239	*
Yann Echelard	192,848	*
Sagar Lonial, MD	128,732	*
All current directors and named executive officers as a group (8 persons)	13,708,737	9.2%

5% Stockholders
Vanguard Group, Inc. (4)	15,502,764	10.4%
Darwin Global Management, Ltd. (5)	10,451,241	7.0%
State Street Corporation (6)	10,415,161	7.0%
Blackrock, Inc. (7)	9,132,890	6.1%
*	Less than 1% of outstanding common stock.
(1)	The address of each of the directors and officers listed is c/o TG Therapeutics, Inc., 3020 Carrington Mill Blvd, Suite 475, Morrisville, NC 27560.
(2)	Includes 2,693,193 shares of unvested restricted common stock, which vest on various time and performance-based milestones. The amount illustrated in the table also includes 500,000 shares of our common stock underlying options that are exercisable as of April 17, 2023 or will become exercisable within 60 days after such date.
(3)	Includes 227,500 shares of restricted common stock which vest on various time-based milestones. The amount illustrated in the table also includes 268,750 shares of our common stock underlying options that are exercisable as of April 17, 2023 or will become exercisable within 60 days after such date.
(4)	The address of Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. Share ownership reported above is based on a Form 13G/A filed by Vanguard Group, Inc. on February 9, 2023.
(5)	The address of Darwin Global Management, Ltd. is Whiteley Chambers, Don Street, St. Helier, Jersey JE2 4TR. Share ownership reported above is based on a Form 13G filed by Darwin Global Management, Ltd. on April 3, 2023.
(6)	The address of State Street Corporation is 1 Lincoln Street, Boston, Massachusetts 02111. Share ownership reported above is based on a Form 13G/A filed by State Street Corporation on February 3, 2023.
(7)	The address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055. Share ownership reported above is based on a Form 13G/A filed by Blackrock, Inc. on February 1, 2023.

PROPOSAL ONE:

ELECTION OF DIRECTORS; NOMINEES

Our Bylaws provide that the Board shall consist of one or more members, as determined from time to time by resolution of the Board. Our Board currently consists of six members. The nominated directors are Michael S. Weiss, Laurence N. Charney, Yann Echelard, Kenneth Hoberman, Daniel Hume, and Sagar Lonial, MD. For information about each of the nominees and our Board generally, please see “Corporate Governance-Our Board of Directors” beginning on page 5. If elected, the nominees will hold office until the next annual meeting and until a respective successor is elected and has been qualified, or until such director resigns or is removed from office. Management expects that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, your proxy will be voted for the election of another nominee to be designated by a majority of the independent directors serving on our Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board is submitting the selection of KPMG LLP as our independent registered public accounting firm to the stockholders for ratification at our Annual Meeting. Stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise.

If KPMG LLP is not ratified as our independent registered public accounting firm by a majority of the shares present or represented by proxy, the Audit Committee will review its future selection of independent registered public accounting firm. KPMG LLP will still serve as our independent registered public accounting firm for the year ending December 31, 2023, if it is not ratified by our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023.

PROPOSAL THREE:

ADVISORY VOTE TO APPROVE THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that our stockholders approve, on an advisory basis, the compensation of our named executive officers as disclosed in accordance with the executive compensation disclosure rules contained in Item 402 of the SEC’s Regulation S-K. Accordingly, we are seeking input from our stockholders with this advisory vote on the compensation of our named executive officers. This proposal is commonly referred to as a “Say-on-Pay” proposal. The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers as disclosed in the Executive Compensation section of this proxy statement. We are providing this vote as required pursuant to Section 14A of the Securities Exchange Act of 1934 and asking you to cast a vote on the Company’s executive compensation programs through the following resolution:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.”

Please see “Compensation Discussion and Analysis” for a full description of our executive compensation philosophy and current levels of executive compensation.

This vote is advisory and will not be binding on the Company or the Compensation Committee. While the vote does not bind the Compensation Committee to any particular action, the Compensation Committee and the Board of Directors value the input of the stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

The Company strongly encourages all stockholders to vote on this matter. Historically, the Company held Say-on-Pay votes every three years. However, in 2022 the stockholders indicated a desire to hold Say-on-Pay votes every year. Accordingly, the Company has decided to hold Say-on-Pay votes annually. The next stockholder advisory vote on Say-on-Pay is expected to occur at the 2024 Annual Meeting of stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION OF THIS PROXY STATEMENT.

PROPOSAL FOUR

APPROVAL OF THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION

Description of Proposal

The Company’s Certificate of Incorporation currently authorizes the Company to issue up to 175,000,000 shares of Common Stock. On April 19, 2023, the Board of Directors approved, subject to stockholder approval, an amendment of the Company’s Certificate of Incorporation to increase the maximum number of shares of the Company’s stock authorized to 200,000,000 shares of Common Stock.

The Board of Directors has determined that an increase in the number of shares authorized for issuance, thereby increasing the number of shares of Common Stock authorized for issuance, is in the Company’s best interests. The proposed increase in the number of shares of Common Stock authorized for issuance will ensure that shares will be available, if needed, for possible acquisitions, partnering, financings, potential share purchases under existing licensing agreements, for issuance in connection with grants of equity awards under our equity incentive plans, and other corporate purposes. The Board of Directors believes that the availability of the additional shares for such purposes, without delay or the necessity for a special stockholders’ meeting, would be beneficial to the Company. The Company does not have any immediate plans, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of Common Stock that would be authorized by the proposed amendment. No further action or authorization by the Company’s stockholders would be necessary prior to the issuance of the additional shares of Common Stock, unless required by applicable law or regulatory agencies or by the rules of any stock market on which the Company’s securities may then be listed. A copy of the proposed amendment to the Company’s Certificate of Incorporation is attached hereto as Appendix A.

The holders of any of the additional shares of Common Stock issued in the future would have the same rights and privileges as the holders of the Common Stock currently authorized and outstanding. Those rights do not include preemptive rights with respect to the future issuance of any additional shares.

Outstanding Capital Stock and Shares of Capital Stock Available for Issuance

As of April 17, 2023, 149,437,347 shares of Common Stock were issued and 149,396,038 shares were outstanding, an aggregate of 4,876,484 shares of Common Stock were reserved for issuance upon the exercise of outstanding options granted under our existing stock plan, an aggregate of 9,247,521 shares of Common Stock were reserved for future issuance under our stock plan, 312,272 shares were reserved for issuance upon the exercise of warrants, and 20,136 shares were reserved for issuance upon the conversion of notes payable. No shares of Preferred Stock were issued and outstanding. As a result, as of April 17, 2023, we have 11,106,240 shares of Common Stock available for issuance. If the proposed amendment is approved, 25,000,000 additional shares of Common Stock would be authorized but unissued, resulting in a total of 36,106,240 shares of Common Stock available for future issuance.

Potential Anti-Takeover Effect and Other Provisions

The proposal to increase the number of shares of Common Stock that we are authorized to issue could have a potential anti-takeover effect, even though our Board of Directors is not presenting the proposal for that reason and does not presently anticipate using the increased authorized shares for such purpose. The effect of the proposed increase in the authorized number of shares of Common Stock might render more difficult or discourage a merger, tender offer, proxy contest or change in control and the removal of management, which a majority of independent stockholders might otherwise deem favorable. The authority of our Board of Directors to issue Common Stock might be used to create voting impediments or to frustrate an attempt by another person or entity to effect a takeover or otherwise gain control of the Company, because the issuance of additional shares of Common Stock would dilute the voting power of the Common Stock and Preferred Stock then outstanding. The additional shares of Common Stock could also be issued to purchasers who would support our Board of Directors in opposing a takeover bid that our Board of Directors determines not to be in the best interests of the Company or our stockholders. We are not currently aware of any pending or proposed transaction involving a change in control. While authorization of additional shares may be deemed to have potential anti-takeover effects, this proposal is not prompted by any specific effort or perceived threat of takeover. Our Board of Directors does not currently have any plans to implement additional measures that may have an anti-takeover effect.

Various provisions of our Certificate of Incorporation, our Amended and Restated Bylaws and of Delaware corporate law may discourage, delay or prevent a change in control or takeover attempt of the Company by a third party that is opposed by our Board of Directors, including the following: (a) authorization of “blank check” preferred stock that could be issued by our Board of Directors to make it more difficult for a third party to acquire, or to discourage a third party from acquiring, a majority of our outstanding voting stock; (b) non-cumulative voting for Directors; (c) control by our Board of Directors of the size of our Board of Directors; and (d) advance notice requirements for proposing matters that can be acted upon by our stockholders at stockholder meetings.

We also are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation and certain transactions that would increase the interested stockholder’s proportionate share ownership in the corporation. Generally, an interested stockholder is a person who owns 15% or more of a corporation’s voting stock or is an affiliate or associate of the corporation and owned 15% or more of the corporation’s voting stock within three years prior to the determination of interested stockholder status. The existence of this provision could prevent a takeover of the Company with respect to transactions not approved in advance by our Board of Directors, including takeover attempts that might result in a premium over the market price of our Common Stock.

Proposed Amendment

Our stockholders are being asked to consider and vote upon a proposed amendment of the Company’s Certificate of Incorporation to increase the maximum number of shares of the Company’s stock authorized from 175,000,000 shares of Common Stock, to 200,000,000 shares of Common Stock. Although the Company has no present intent to issue any additional shares of Common Stock, the Board of Directors believes that the additional shares of Common Stock would provide the Company with added flexibility in connection with its future financing and stock issuance requirements, including with respect to possible future stock splits, if any.

Vote Required and Board Recommendation

If a quorum is present, approval of the amendment of our Certificate of Incorporation requires the affirmative vote of stockholders holding a majority of our Common Stock outstanding and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal.

As this proposal is deemed a routine matter, broker non-votes will not occur with respect to this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT OF OUR CERTIFICATE OF INCORPORATION.

ADDITIONAL INFORMATION

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and 2022 Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at: TG Therapeutics, Inc., 3020 Carrington Mill Blvd, Suite 475, Morrisville, NC 27560, Attn: Sean A. Power. You may also contact us at (212) 554-4484.

If you want to receive separate copies of the proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or phone number.

Stockholder Proposals for Our 2024 Annual Meeting

Only proper proposals under Rule 14a-8 of the Exchange Act which are timely received will be included in the proxy materials for our next annual meeting. In order to be considered timely, such proposal must be received by our Corporate Secretary, Sean A. Power, at 3020 Carrington Mill Blvd, Suite 475, Morrisville, NC 27560, no later than December 31, 2023. We suggest that stockholders submit any stockholder proposal by certified mail, return receipt requested and also by email to shareholders@tgtxinc.com.

Our Bylaws require stockholders to provide advance notice to the Company of any stockholder director nomination(s) and any other matter a stockholder wishes to present for action at an annual meeting of stockholders (other than matters to be included in our proxy statement, which are discussed in the previous paragraph). In order to properly bring business before an annual meeting, our Bylaws require, among other things, that the stockholder submit written notice thereof complying with our Bylaws to Sean A. Power, our Corporate Secretary, at the above mailing and email addresses, not less than 60 days nor more than 90 days prior to the anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 (as discussed above) no sooner than March 16, 2024, and no later than April 15, 2024. If a stockholder fails to provide timely notice of a proposal to be presented at our 2024 Annual Meeting of Stockholders, the proxy designated by our Board will have discretionary authority to vote on any such proposal that may come before the meeting.

Other Matters

Our Board does not know of any other matters that may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the person named in the accompanying proxy card to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation of Proxies

We will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, our officers and employees may solicit proxies in person or by telephone. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

Incorporation of Information by Reference

The Audit Committee Report contained in this proxy statement is not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended or the Exchange Act, except to the extent that we specifically incorporate such information by reference. Our Annual Report on Form 10-K for the year ended December 31, 2022, delivered to you together with this proxy statement, is hereby incorporated by reference.

APPENDIX A

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TG THERAPEUTICS, INC.

TG Therapeutics, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), does hereby certify:

FIRST: That on April 19, 2023, the Board of Directors of the Corporation adopted resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring its advisability. The proposed amendment is as follows:

RESOLVED, that the Corporation’s Amended and Restated Certificate of Incorporation be amended by deleting Article FOURTH in its entirety and by substituting in lieu thereof the following:

“FOURTH: A. The Corporation is authorized to issue two classes of stock designated “Common Stock” and “Preferred Stock,” respectively. The total number of shares of Common Stock authorized to be issued is 200,000,000, and each such share will have a par value of $0.001. The total number of shares of Preferred Stock authorized to be issued is 10,000,000, and each such share will have a par value of $0.001.

B. No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation.

C. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by adopting appropriate resolutions and causing one or more certificates of amendment to be signed, verified and delivered in accordance with the General Corporation Law, to establish from time to time the number of shares to be included in such series, and to fix the designations, relative rights, preferences and limitations of the shares of each such series. Such designations, relative rights, preferences and limitations may include, but are not limited to, the fixing or alteration of the dividend rights, dividend rate, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any of them. In accordance with the authority hereby granted, the Board of Directors may increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not above the total number of authorized shares of Preferred Stock and not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as may otherwise be required by law or this Certificate of Incorporation, the terms of any series of Preferred Stock may be amended without the consent of the holders of any other series of Preferred Stock, or Common Stock.

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer this     day of June, 2023.

By:
Sean A. Power
Chief Financial Officer

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0000612765_1 R1.0.0.6 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Laurence Charney 02 Yann Echelard 03 Kenneth Hoberman 04 Daniel Hume 05 Sagar Lonial, MD 06 Michael S. Weiss TG THERAPEUTICS,INC. 2 Gansevoort Street 9th Floor New York, NY 10014 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/13/2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/13/2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023. 3 An advisory vote to approve the compensation of our named executive officers. 4 To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 175,000,000 to 200,000,000. NOTE: Transact any other business that may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000612765_2 R1.0.0.6 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, and Annual Report on Form 10-K are available at www.proxyvote.com TG THERAPEUTICS, INC. Annual Meeting of Stockholders June 14, 2023 9:30 AM This proxy is solicited by the Board of Directors The undersigned stockholder hereby appoints Michael S. Weiss and Sean A. Power or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TG THERAPEUTICS, INC. that the stockholder is entitled to vote at the Annual Meeting of stockholders to be held at 9:30 AM, EDT on June 14, 2023, via a live webcast only at www.virtualshareholdermeeting.com/TGTX2023. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side